UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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AmerisourceBergen Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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January 20, 2012

Dear Stockholder:

I am pleased to invite you to attend our 2012 Annual Meeting of Stockholders on Thursday, March 1, 2012, at 3:30 p.m., Eastern Time. The meeting will be held at the Four Seasons Hotel Philadelphia, One Logan Square, Philadelphia, Pennsylvania.

The Notice of the 2012 Annual Meeting of Stockholders and the Proxy Statement describe the items of business for the meeting. At the meeting we will also report on AmerisourceBergen’s performance and operations during fiscal year 2011 and respond to stockholder questions.

Your vote is very important. Whether or not you plan to attend the 2012 Annual Meeting of Stockholders, we urge you to vote and to submit your proxy over the Internet, by telephone or by mail. If you are a registered stockholder and attend the meeting, you may revoke the proxy and vote your shares in person. If you hold your shares through a bank or broker and want to vote your shares in person at the meeting, please contact your bank or broker to obtain a legal proxy.

Thank you for your support.

Sincerely,

RICHARD C. GOZON
Chairman of the Board

Notice of 2012 Annual Meeting of Stockholders
TIME AND DATE:	3:30 p.m., Eastern Time, on Thursday, March 1, 2012

PLACE:	Four Seasons Hotel Philadelphia One Logan Square Philadelphia, Pennsylvania

ITEMS OF BUSINESS:

(1)    To elect each of the four nominees named in the accompanying Proxy Statement (or, if necessary, any substitute nominees selected by the Board of Directors) as a director, each to serve until the 2013 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified;

(2)    To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2012;

(3)    To conduct an advisory vote on the compensation of our named executive officers; and

(4)    To transact any other business properly coming before the meeting.

WHO MAY VOTE:	Stockholders of record on January 2, 2012.

DATE OF AVAILABILITY:	This Notice and Proxy Statement, together with our Annual Report on Form 10-K for the fiscal year ended September 30, 2011, are being made available to stockholders on or about January 20, 2012.

By order of the Board of Directors,

JOHN G. CHOU
Executive Vice President, General Counsel and Secretary

Important Notice Regarding Availability of Proxy Materials for AmerisourceBergen’s Annual Meeting of Stockholders to be Held on March 1, 2012.

The Proxy Statement and Annual Report on Form 10-K are available at www.amerisourcebergen.com.

January 20, 2012

AmerisourceBergen Corporation

1300 Morris Drive

Chesterbrook, PA 19087

PROXY STATEMENT

ABOUT THE 2012 ANNUAL MEETING OF STOCKHOLDERS AND VOTING AT THE MEETING

Why am I being furnished this Proxy Statement?

This Proxy Statement is furnished by AmerisourceBergen’s Board of Directors in connection with its solicitation of proxies for use at the 2012 Annual Meeting of Stockholders to be held on March 1, 2012, and at any adjournments thereof. Our Annual Report on Form 10-K for the fiscal year ended September 30, 2011 accompanies this Notice and Proxy Statement, but is not incorporated as a part of the Proxy Statement and is not to be regarded as part of the proxy solicitation material.

What are the items of business for the meeting?

The items of business for the meeting are as follows:

•

To elect each of the four nominees named in the Proxy Statement (or, if necessary, any substitute nominees selected by the Board of Directors) as a director, each to serve until the 2013 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified;

•	To ratify the appointment of Ernst & Young LLP as AmerisourceBergen’s independent registered public accounting firm for fiscal year 2012;

•	To conduct an advisory vote on the compensation of our named executive officers; and

•	To transact any other business properly coming before the meeting.

Who is soliciting my proxy?

The Board of Directors is soliciting your proxy in order to provide you with an opportunity to vote on all matters scheduled to come before the meeting whether or not you attend the meeting in person.

What if I received a Notice of Internet Availability of Proxy Materials?

We are providing access to our proxy materials over the Internet. Accordingly, on or about January 20, 2012, we are mailing to our record and beneficial stockholders a Notice of Internet Availability of Proxy Materials, which contains instructions on how to access our proxy materials over the Internet and vote online. If you received a Notice of Internet Availability of Proxy Materials, you will not receive a printed copy of our proxy materials by mail unless you request one. You may request a printed copy of our proxy materials for the 2012 Annual Meeting of Stockholders. If you wish to receive a printed copy of our proxy materials, you should follow the instructions for requesting those materials included in the Notice of Internet Availability of Proxy Materials.

Who is entitled to vote?

You may vote if you owned shares of our common stock as of the close of business on January 2, 2012, which is the record date. You are entitled to one vote for each share of common stock that you own. As of January 2, 2012, we had 259,323,647 shares of common stock outstanding.

What shares can I vote?

You may vote all shares owned by you as of the close of business on January 2, 2012, the record date. These shares include:

•	Shares held directly in your name as the stockholder of record.

•

Shares of which you are the beneficial owner but not the stockholder of record. These are shares that are held for you through a broker, trustee or other nominee such as a bank, including shares purchased through any 401(k) plan or our employee stock purchase plan.

How do I vote before the meeting?

If you hold your shares in your own name as the stockholder of record, you have three options for voting and submitting your proxy before the meeting:

•	By Internet — We encourage you to vote and submit your proxy over the Internet at www.proxyvoting.com/abc.

•	By telephone — You may vote and submit your proxy by calling 1-866-540-5760.

•	By mail — If you received your proxy materials by mail, you may vote by completing, signing and returning the enclosed proxy card.

If you hold your shares through an account with a bank, broker or other nominee, you may vote by completing and signing the voting instruction form that the bank, broker or other nominee will provide to you, or by using telephone or Internet voting arrangements described on the voting instruction form, the Notice, or other materials that the bank, broker or other nominee will provide to you.

May I vote at the meeting?

You may vote your shares at the meeting if you attend in person. If you hold your shares through an account with a bank or broker, you must obtain a legal proxy from the bank or broker in order to vote at the meeting.

Even if you plan to attend the meeting, we encourage you to vote your shares by proxy. You may vote by proxy over the Internet, by telephone or by mail.

How do I revoke my proxy?

If you are the stockholder of record, you may revoke your proxy at any time before the polls close at the meeting. You may revoke your proxy by:

•	Changing your vote in the manner described below.

•	Notifying John G. Chou, Secretary, AmerisourceBergen Corporation, 1300 Morris Drive, Chesterbrook, Pennsylvania 19087 in writing that you are revoking your proxy before it is voted at the meeting.

If you hold your shares through an account with a bank or broker, your ability to revoke your proxy depends on the voting procedures of the bank or broker. Please follow the directions provided to you by your bank or broker.

May I change my vote?

You may change your vote at any time before the polls close at the meeting. You may change your vote by:

•	Signing another proxy card with a later date and returning it to us prior to the meeting.

•	Voting again over the Internet or by telephone prior to 3:30 p.m., Eastern Time, on March 1, 2012.

•	Voting at the meeting if you are the stockholder of record.

•	Voting at the meeting if you are the beneficial owner and have obtained a legal proxy from your bank or broker.

What if I return my proxy card but do not provide voting instructions?

Proxy cards that are signed and returned but do not contain instructions will be voted as follows:

•	For the election of the nominees for director named on page 4 of this Proxy Statement;

•	For the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2012;

•	For the approval of the compensation of our named executive officers as described in this Proxy Statement; and

•	In accordance with the best judgment of the individuals named as proxies on the proxy card on any other matters properly brought before the meeting.

What does it mean if I receive more than one proxy card or instruction form?

It means that you have multiple accounts with our transfer agent and/or banks or brokers. Please vote all of your shares.

We recommend that you consolidate as many accounts as possible under the same name and address. For assistance consolidating accounts where you are the stockholder of record, you may contact our transfer agent, BNY Mellon, at 1-866-233-1957.

Will my shares be voted if I do not provide my proxy?

If you are a registered stockholder and do not provide a proxy, you must attend the meeting in order to vote your shares.

If you hold shares through an account with a bank or broker, your shares may be voted even if you do not provide voting instructions to your bank or broker. Banks and brokers have the authority under the rules of the New York Stock Exchange, or NYSE, to vote shares for which their customers do not provide voting instructions on certain routine matters. The ratification of the appointment of our independent registered public accounting firm (Item 2 on the Proxy Card) is considered a routine matter for which banks and brokers may vote without specific instructions from their customers.

May stockholders ask questions at the meeting?

Yes. Representatives of AmerisourceBergen will answer stockholders’ questions of general interest at the end of the meeting. In order to be eligible to ask questions at the meeting, you must be able to establish that you are a stockholder either as of January 2, 2012 or as of the date of the meeting.

How many votes must be present to hold the meeting?

In order for us to conduct our meeting, a majority of the shares of our common stock outstanding as of January 2, 2012 must be present in person or by proxy at the meeting. This is referred to as a quorum. Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy over the Internet, by telephone or by mail. Shares voted by banks or brokers on behalf of beneficial owners also are counted as present at the meeting. In addition, abstentions and broker non-votes will be counted for purposes of establishing a quorum with respect to any matter properly brought before the meeting. Broker non-votes occur on a matter when a bank or broker is not permitted under applicable rules and regulations to vote on a matter without instruction from the beneficial owner of the underlying shares and no instruction has been given.

How many votes are needed for each proposal and how are the votes counted?

The favorable vote of a majority of the votes cast will be required for the election of each director (Item 1 on the Proxy Card).

A majority of the votes cast means that the votes cast “for” a director exceed the number of votes cast “against” that director. Abstentions and broker non-votes are disregarded when determining if a majority of the votes have been cast in favor of a director.

The favorable vote of a majority of the shares present in person or by proxy and entitled to vote will be required for:

•	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year (Item 2 on the Proxy Card);

•	The approval, on an advisory basis, of the compensation of named executive officers as described in this Proxy Statement (Item 3 on the Proxy Card); and

•	Any other proposal that might properly come before the meeting.

Abstentions will be counted toward the tabulation of votes cast on Items 2 and 3, and will have the effect of negative votes. Under NYSE rules, Item 2 is considered a routine matter on which brokers will be permitted to vote in their discretion even if the beneficial owners do not provide voting instructions. However, Item 3 is not considered a routine matter under NYSE rules, and brokers will not be permitted to vote on Item 3 if the beneficial owners fail to provide voting instructions.

How will proxies be voted on other items or matters that properly come before the meeting?

If any other items or matters properly come before the meeting, the proxies received will be voted on those items or matters in accordance with the discretion of the proxy holders.

Is AmerisourceBergen aware of any other item of business that will be presented at the meeting?

We are not aware of any other business to be presented at the 2012 Annual Meeting of Stockholders. However, if any other matter should properly come before the 2012 Annual Meeting of Stockholders, the enclosed proxy confers discretionary authority with respect to such matter.

Will there be any further solicitation of proxies for the meeting?

Our directors, officers and employees may solicit proxies by telephone or in person. In addition, we have hired Morrow & Co., LLC to assist us in soliciting proxies, if necessary. Morrow may solicit proxies by telephone or in person. We will pay Morrow a fee of $10,000, plus expenses, for providing such services. All costs and expenses of any solicitation, including the cost of preparing this Proxy Statement and posting it on the Internet and mailing the Notice of Internet Availability of Proxy Materials, will be borne by AmerisourceBergen.

Will AmerisourceBergen reimburse any expenses of banks, brokers, nominees and fiduciaries?

We will reimburse the expenses of banks, brokers, nominees and fiduciaries that send notices, proxies and proxy materials to our stockholders.

Will the directors be in attendance at the meeting?

We currently expect all of our directors to be in attendance at the 2012 Annual Meeting of Stockholders. It has been customary for our directors to attend our annual meetings of stockholders. All of our directors attended the 2011 Annual Meeting of Stockholders.

ELECTION OF DIRECTORS

(Item 1 on the Proxy Card)

How often are directors elected?

At our 2011 Annual Meeting of Stockholders, our stockholders approved an amendment to our Amended and Restated Certificate of Incorporation to phase out the classification of our Board and provide for the annual election of directors. As a result, any nominee who is elected to serve as a director at our 2012 Annual Meeting of Stockholders and in the future will be elected to serve a term of one year. Similarly, any director who is appointed to fill a vacancy on the Board will serve until the next annual meeting of stockholders after his or her appointment and until his or her successor is elected and qualified. However, because our Board was previously classified into three classes of directors, certain directors were elected to and are currently serving three-year terms of office. These directors (designated as the Class I and Class III directors) will continue to serve as directors until the earlier of their resignation or the expiration of their terms. Beginning with the 2014 Annual Meeting of Stockholders, our entire Board of Directors will be subject to annual elections.

How many directors are to be elected at this meeting?

There currently are four directors nominated for election at the 2012 Annual Meeting of Stockholders.

What is the size of the Board of Directors?

The current size of the Board of Directors is nine.

Who are this year’s nominees?

Mr. Collis, Mr. Gozon, Ms. Hyle and Mr. Long will stand for re-election.

Which of this year’s nominees are independent?

Mr. Gozon, Ms. Hyle and Mr. Long are independent (as independence is defined in Section 303A of the NYSE Listed Company Manual and in our corporate governance principles).

Our former Chief Executive Officer, Mr. Yost, also served as a director of AmerisourceBergen until his retirement and resignation from the Board in July 2011. Mr. Yost was not considered an independent director during his period of service on our Board.

What is the term of office for which this year’s nominees are to be elected?

The nominees are to be elected for a term of one year and are expected to hold office until the 2013 Annual Meeting of Stockholders and until their successors are elected and qualified.

What if a nominee is unwilling or unable to serve?

Each nominee for director has consented to his or her nomination and, so far as the Board of Directors and management are aware, intends to serve a full term as a director if elected. However, if any of the nominees should become unavailable or unable to stand for election prior to the election, the shares represented by proxies may be voted for the election of substitute nominees selected by the Board of Directors.

Biographical information about this year’s nominees:

Name	Age	Position, Principal Occupation, Business Experience and Directorships

Steven H. Collis	50

Mr. Collis has been President and Chief Executive Officer of AmerisourceBergen Corporation since July 2011. He served as President and Chief Operating Officer of AmerisourceBergen from November 2010 to July 2011. He served as Executive Vice President and President of AmerisourceBergen Drug Corporation from September 2009 to November 2010. He was Executive Vice President and President of AmerisourceBergen Specialty Group from September 2007 to September 2009 and was Senior Vice President of AmerisourceBergen and President of AmerisourceBergen Specialty Group from August 2001 to September 2007. Mr. Collis has held a variety of other positions with AmerisourceBergen and its predecessors since 1994. He is currently a director of Thoratec Corporation. Mr. Collis has been a director of AmerisourceBergen since May 2011. Mr. Collis is the Chair of our Executive Committee.

Key Attributes, Experience and Skills:

As the Chief Executive Officer of AmerisourceBergen, Mr. Collis brings to the Board extensive business and operating experience in the wholesale pharmaceutical distribution industry, knowledge of AmerisourceBergen and its history and significant executive leadership experience at AmerisourceBergen. Mr. Collis has a deep understanding and knowledge of the healthcare distribution and services market and understands the competitive nature of the pharmaceutical distribution business. Mr. Collis has demonstrated strategic vision, strong creativity and entrepreneurial and leadership skills throughout his tenure at AmerisourceBergen.

Name	Age	Position, Principal Occupation, Business Experience and Directorships

Richard C. Gozon	73

Mr. Gozon served as Executive Vice President of Weyerhaeuser Company, an international forest products company, and Chairman of North Pacific Paper Company, a joint venture between Weyerhaeuser Company and Nippon Paper Industries, from June 1994 until his retirement in 2002. He was responsible for Weyerhaeuser’s Pulp, Paper, Containerboard Packaging, Newsprint, Recycling and Ocean Transportation businesses. Mr. Gozon was formerly President and Chief Operating Officer of Alco Standard Corporation, a provider of paper and office products, from 1988 to 1993. He served as Executive Vice President and Chief Operating Officer in 1988 and President from 1985 to 1987 of Paper Corporation of America. Mr. Gozon is currently a director of Triumph Group, Inc. and a Trustee of Thomas Jefferson University. He formerly served as a director of Alco Standard Corporation and AmeriSource Health Corporation from 1994 to August 2001. Mr. Gozon served as a director of AmeriGas Partners, L.P. from February 1998 to January 2011 and of UGI Corporation from 1998 to January 2011. Mr. Gozon has been Chairman of the Board of Directors of AmerisourceBergen since February 2006 and a director of AmerisourceBergen since August 2001. Mr. Gozon is a member of our Executive Committee and our Compensation and Succession Planning Committee.

Key Attributes, Experience and Skills:

Mr. Gozon’s longstanding service on our Board provides him with a deep familiarity with AmerisourceBergen’s business and industry. Through his service as a senior executive of other public companies, Mr. Gozon brings extensive operations, productivity, supply chain, marketing, international business, mergers and acquisitions and financial experience to our Board. This management experience enables Mr. Gozon to contribute substantially to the oversight of all aspects of our operations, including service as our Chairman of the Board. We also benefit from Mr. Gozon’s insights and governance acumen drawn from his long experience as a director of several other public companies.

Name	Age	Position, Principal Occupation, Business Experience and Directorships

Kathleen W. Hyle	53	Ms. Hyle is Senior Vice President of Constellation Energy and Chief Operating Officer of Constellation Energy Resources, a position to which she was appointed in November 2008. From June 2007 to November 2008, Ms. Hyle served as Chief Financial Officer for Constellation Energy Nuclear Group and for UniStar Nuclear Energy, LLC, a strategic joint venture between Constellation Energy and Électricité de France. Ms. Hyle held the position of Senior Vice President of Finance for Constellation Energy from 2005 to 2007 and Senior Vice President of Finance, Information Technology, Risk and Operations for Constellation New Energy from January to October 2005. Prior to joining Constellation Energy, Ms. Hyle served as the Chief Financial Officer of ANC Rental Corp., the parent company of Alamo Rent-A-Car and National Rent-A-Car; Vice President and Treasurer of Auto-Nation, Inc.; and Vice President and Treasurer of Black and Decker Corporation. Ms. Hyle currently serves on the Executive and Finance Committee of the Board of Trustees of Center Stage in Baltimore, MD. She also serves on the Board of Sponsors for the Loyola University Maryland Sellinger School of Business and Management. She formerly served as a director of Unistar, JV and as a member of the Board of Trustees of the National Aquarium in Baltimore, MD and of the University of Baltimore. Ms. Hyle has been a director of AmerisourceBergen since May 2010. Ms. Hyle is the Chair of our Audit and Corporate Responsibility Committee and a member of our Executive Committee and our Finance Committee.

Key Attributes, Experience and Skills:

Ms. Hyle brings to our Board extensive financial experience gained through her career with Constellation Energy and other public companies. This experience also enables Ms. Hyle to provide critical insight into, among other things, the Company’s financial statements, accounting principles and practices, internal control over financial reporting and risk management processes. In addition, Ms. Hyle brings extensive management, operations, mergers and acquisitions, technology, marketing, retail and regulatory experience to our Board.

Name	Age	Position, Principal Occupation, Business Experience and Directorships

Michael J. Long	53

Mr. Long is Chairman of the Board, President and Chief Executive Officer of Arrow Electronics, Inc., a global distributor of electronic components and computer products. Mr. Long was appointed Chairman of the Board of Arrow effective January 2010 and Chief Executive Officer of Arrow in May 2009. He served Arrow as President and Chief Operating Officer from February 2008 until May 2009, as Senior Vice President from January 2006 to February 2008, and, previously, as Vice President for more than five years. Mr. Long was appointed President, Arrow Global Components, in September 2006. He served as President, North America and Asia/Pacific Components, from January 2006 until September 2006; President, North America, from May 2005 to December 2005; and President and Chief Operating Officer of Arrow Enterprise Computing Solutions from July 1999 to April 2005. Mr. Long currently serves on the Board of Trustees of the Denver Zoo. He has been a director of AmerisourceBergen since May 2006. Mr. Long is a member of our Audit and Corporate Responsibility Committee and our Compensation and Succession Planning Committee.

Key Attributes, Experience and Skills:

Through his current and prior leadership positions at Arrow, Mr. Long brings to the Board relevant experience in the areas of finance, operations, management, leadership, strategic planning, executive compensation and global competition. As a result of his numerous years in the distribution industry, Mr. Long understands the competitive nature of the industry, provides critical insight into international markets, and has an in-depth knowledge of business and strategic opportunities for wholesale distribution.

How does the Board of Directors recommend that I vote?

We recommend that you vote For the election of each of the four nominees named in this Proxy Statement to the Board of Directors.

ADDITIONAL INFORMATION ABOUT THE DIRECTORS, THE BOARD

AND THE BOARD COMMITTEES

Who are the directors whose terms of office do not expire at the 2012 Annual Meeting of Stockholders?

Charles H. Cotros, Richard W. Gochnauer, Edward E. Hagenlocker, Jane E. Henney, M.D. and Henry W. McGee are currently serving as directors of AmerisourceBergen and their terms of office will continue beyond the 2012 Annual Meeting of Stockholders.

When do the terms of the continuing directors expire?

The term of office of Messrs. Gochnauer, Hagenlocker and McGee will expire at the 2013 Annual Meeting of Stockholders. The term of office of Mr. Cotros and Dr. Henney will expire at the 2014 Annual Meeting of Stockholders. Beginning with the 2014 Annual Meeting of Stockholders, all nominees to serve as a director will stand for election for a term of one year.

Biographical information about our continuing directors:

Name	Age	Position, Principal Occupation, Business Experience and Directorships

Charles H. Cotros	74

Mr. Cotros joined Sysco Corporation, a food service marketing and distribution organization, when his business merged with Sysco Corporation in 1974. He served as Chairman and Chief Executive Officer of Sysco Corporation from January 2000 until his retirement in December 2002, having served in those and other executive capacities, including President from 1999 until July 2000 and Chief Operating Officer from 1995 until January 2000. Mr. Cotros was Interim Chairman and Chief Executive Officer of Allied Waste Industries, Inc., a waste management services organization, from October 2004 to May 2005. Mr. Cotros is a former director of Allied Waste Industries, Inc. and Sysco Corporation. Mr. Cotros has been a director of AmerisourceBergen since January 2002. Mr. Cotros is the Chair of our Compensation and Succession Planning Committee and a member of our Executive Committee and our Finance Committee.

Key Attributes, Experience and Skills:

Mr. Cotros’s long-tenured career with Sysco Corporation and Allied Waste Industries provides valuable business, leadership and management experience, including expertise leading a large organization with global operations. Through his service on other public company Boards, Mr. Cotros brings extensive financial, business, marketing, corporate governance and executive compensation experience to our Board.

Name	Age	Position, Principal Occupation, Business Experience and Directorships

Richard W. Gochnauer	62

Mr. Gochnauer served as Chief Executive Officer of United Stationers Inc., a wholesale distributor of business products, from December 2002 until his retirement in May 2011. He served as the Chief Operating Officer of United Stationers Inc. from July 2002 to December 2002. From 1994 until July 2002, Mr. Gochnauer served as Vice Chairman and President, International, and President and Chief Operating Officer of Golden State Foods Corporation, a privately-held food company that manufactures and distributes food and paper products. Prior to that, he served as Executive Vice President of the Dial Corporation, with responsibility for its household and laundry consumer products businesses. Mr. Gochnauer is currently a director of UGI Corporation, Golden State Foods and Rush University Medical Center. Mr. Gochnauer served as a director of Fieldstone Communities, Inc. from 2000 to 2008 and a director of United Stationers Inc. from July 2002 to May 2011. He has been a director of AmerisourceBergen since September 2008. Mr. Gochnauer is a member of our Audit and Corporate Responsibility Committee, our Finance Committee and our Governance and Nominating Committee.

Key Attributes, Experience and Skills:

As a result of his tenure at United Stationers, Mr. Gochnauer offers us business, leadership and management experience. He provides valuable perspective on measures to drive operating growth and compete effectively in the distribution business. He provides insight into strategic direction, global competition and international markets. Through his service on other boards of directors, he also brings extensive corporate governance, executive compensation, mergers and acquisitions, strategic planning and technology experience to our Board.

Name	Age	Position, Principal Occupation, Business Experience and Directorships

Edward E. Hagenlocker	72

Mr. Hagenlocker joined Ford Motor Company in 1964. He was elected Vice President and named General Manager of Truck Operations in 1986, appointed Vice President of General Operations for Ford North American Automotive Operations in 1992, and appointed Executive Vice President in 1993. He was elected President of Ford Automotive Operations in 1994 and Chairman, Ford of Europe in 1996. He served as Vice Chairman of Ford Motor Company in 1996 and Chairman of Visteon Automotive Systems from 1997 until his retirement in 1999. Mr. Hagenlocker is currently a director of Air Products and Chemicals, Inc. and Ingersoll-Rand Company Limited. He is a former director of AmeriSource Health Corporation, Trane, Inc., Alcatel-Lucent, Lucent Technologies, Inc., OfficeMax Incorporated, American Standard Companies Inc. and Boise Cascade Corporation. He has been a director of AmerisourceBergen since August 2001. Mr. Hagenlocker is the Chair of our Finance Committee and a member of our Compensation and Succession Planning Committee, our Executive Committee and our Governance and Nominating Committee.

Key Attributes, Experience and Skills:

During his distinguished career at Ford Motor Company, Mr. Hagenlocker gained extensive experience in operations, manufacturing, productivity, supply chain, marketing, international business, public relations and talent management. His tenure on our Board has contributed to his deep understanding of our business operations. We benefit from his leadership and the valuable insight he provides to guide our strategic direction. Through both position and education, he has a wealth of technology and financial experience. Through his service on other boards, he also brings extensive corporate governance and mergers and acquisitions experience to our Board.

Name	Age	Position, Principal Occupation, Business Experience and Directorships

Jane E. Henney, M.D.	64

Dr. Henney has held the position of Professor, Internal Medicine and Public Health Sciences, College of Medicine at the University of Cincinnati since January 2008. From July 2003 to January 2008, she served as Senior Vice President and Provost for Health Affairs at the University of Cincinnati. Dr. Henney was Senior Scholar in Residence at the Association of Academic Health Centers in Washington, D.C. from 2001 to 2003 and Commissioner of Food and Drugs at the United States Food and Drug Administration from 1998 to 2001. Prior to that, Dr. Henney held the position of Vice President for Health Sciences at the University of New Mexico from 1994 to 1998 and Deputy Commissioner of Operations at the United States Food and Drug Administration from 1992 to 1994. Dr. Henney is a medical oncologist and has held several posts at the National Cancer Institute, including Deputy Director from 1980 to 1985. Dr. Henney has been a director of AmerisourceBergen since January 2002. Dr. Henney has been a director of CIGNA Corporation since 2004. Dr. Henney served as a director of AstraZeneca PLC from September 2001 until April 2011. Dr. Henney is the Chair of our Governance and Nominating Committee and a member of our Compensation and Succession Planning Committee and our Executive Committee.

Key Attributes, Experience and Skills:

Dr. Henney’s healthcare policy and regulatory expertise provide industry-specific perspective on the Board. She offers innovative ideas and exposure to diverse, global points of view. Through both position and education, she has a wealth of public policy, leadership, management and financial experience. Dr. Henney also brings deep understanding of the role of the Board of Directors and corporate governance matters through her service on other company boards, including service on the boards of companies within the healthcare and pharmaceutical industries.

Name	Age	Position, Principal Occupation, Business Experience and Directorships

Henry W. McGee	58

Mr. McGee has been President of HBO Home Entertainment, the DVD and digital program distribution division of Home Box Office, Inc., since 1995. He joined HBO in July 1979 as manager of Film Acquisitions. In 1980, he served as director to HBO’s sister division, Time-Life Television, and was placed in charge of acquiring foreign and domestic television distribution rights to theatrical features, series and movies-of-the-week. In 1981, he returned to HBO to oversee program budgeting and planning for the company’s newly-launched Cinemax service, and in 1982, was given the additional assignment of managing HBO’s Family Programming department. In October 1983, he became Director, HBO Enterprises, responsible for international co-productions and new business planning and was involved in the start-up of Thorn EMI/HBO Video (now HBO Home Entertainment). Mr. McGee was named Vice President of the home video division in July 1985 and was promoted to Senior Vice President, Programming, HBO Video in March 1988. He is President of the Alvin Ailey Dance Theater Foundation and serves on the boards of the Film Society of Lincoln Center, the Black Filmmaker Foundation and the Public Theater. He has been a director of AmerisourceBergen since November 2004. Mr. McGee is a member of our Audit and Corporate Responsibility Committee and our Governance and Nominating Committee.

Key Attributes, Experience and Skills:

As a result of his tenure as President of HBO Home Entertainment, Mr. McGee has significant operational, marketing and wholesale distribution expertise. In addition, he brings valuable business, leadership and management experience to our Board. Mr. McGee has a deep understanding of the use of technology and all aspects of wholesale distribution and international markets. In addition, he offers innovative ideas, critical insight into strategic decision-making and exposure to diverse, global points of view.

Are there any family relationships among AmerisourceBergen’s directors and executive officers?

No.

What are the committees of the Board of Directors?

The Board of Directors has five standing committees: the Executive Committee, the Audit and Corporate Responsibility Committee, the Compensation and Succession Planning Committee, the Finance Committee and the Governance and Nominating Committee.

Identified below are the members of the current Board committees along with the duties and responsibilities of each committee:

Name	Executive	Audit and Corporate Responsibility	Compensation and Succession Planning	Finance	Governance and Nominating
Steven H. Collis	X*
Charles H. Cotros	X		X*	X
Richard W. Gochnauer		X		X	X
Richard C. Gozon	X		X
Edward E. Hagenlocker	X		X	X*	X
Jane E. Henney, M.D.	X		X		X*
Kathleen W. Hyle	X	X*		X
Michael J. Long		X	X
Henry W. McGee		X			X

*	Chairperson

Duties and Responsibilities of the Board Committees

Executive Committee

•	Exercises the authority of the Board of Directors between regularly scheduled meetings of the Board on matters that cannot be delayed, except as limited by Delaware law and our bylaws.

Audit and Corporate Responsibility Committee

•	Appoints, and has authority to terminate, the company’s independent registered public accounting firm.

•	Pre-approves all audit and permitted non-audit services provided by the company’s independent registered public accounting firm, including the scope of the audit and audit procedures.

•	Reviews and discusses the independence of the company’s independent registered public accounting firm.

•

Reviews and discusses with management and the company’s independent registered public accounting firm the company’s audited financial statements and interim quarterly financial statements as well as management’s discussion and analysis of the statements as set forth in Forms 10-K and 10-Q filed with the SEC.

•	Prepares the audit committee report as required by SEC rules.

•

Discusses with management and/or the company’s independent registered public accounting firm significant financial reporting issues and accounting issues and the adequacy of our internal control over financial reporting.

•

Inquires of management, the internal auditor and the company’s independent registered public accounting firm about significant risks or exposures (whether financial, operational or otherwise) and assesses the steps management has taken to control such risks or exposures, including policies implemented for such purposes.

•	Reviews internal audit function, internal audit plans, internal audit reports and management’s response to such reports.

•	Reviews the appointment, performance and replacement of our chief audit executive.

•	Oversees the development and implementation by management of an enterprise risk management program.

•	Reviews and approves all related persons transactions in accordance with our Related Persons Transactions Policy.

•	Oversees compliance with our Code of Ethics and Business Conduct.

Compensation and Succession Planning Committee

•

Reviews and approves AmerisourceBergen’s executive compensation strategy and the individual elements of total compensation for the President and Chief Executive Officer and other members of executive and senior management.

•	Evaluates performance of management annually.

•	Ensures that executive compensation strategy supports stockholder interests.

•

Reviews and discusses with management the Compensation Discussion and Analysis and other disclosures about executive compensation that are required to be included in our Proxy Statement and Annual Report on Form 10-K.

•	Prepares a compensation committee report as required by SEC rules.

•	Administers and makes awards under our incentive compensation plans, including stock option plans.

•

Has sole authority for retaining and terminating any consulting firm used to assist in the evaluation of the compensation of the Chief Executive Officer or any other executive officer and ensuring the independence of such consulting firm.

•	Monitors the activities of our internal Benefits Committee, including the Benefits Committee’s oversight of the administration and investment performance of our pension and retirement plans.

•	Oversees the administration of our health and welfare benefit plans.

•	Reviews with management and makes recommendations relating to succession planning and management development.

Finance Committee

•	Provides oversight of our capital structure and other issues of financial significance to the company.

•	Reviews the asset and liability structure of the company and considers its funding and capital needs.

•	Reviews proposed financing plans, credit facilities and other financing transactions.

•	Reviews our dividend policy.

•	Reviews any proposed issuance or sale of our stock, stock repurchases or redemptions and stock splits.

•	Reviews financial strategies developed by management to meet changing economic and market conditions.

•	Reviews proposed major capital expenditures or commitments.

Governance and Nominating Committee

•	Recommends selection and qualification criteria for directors and committee members.

•	Identifies and recommends qualified candidates to serve as directors of the company.

•	Considers nominees for director recommended by stockholders.

•	Reviews and makes recommendations relating to succession planning for Board and Board committee leadership positions and prepares for Board vacancies.

•	Makes recommendations regarding the size and composition of the Board and the composition and responsibilities of Board committees.

•	Oversees the evaluation of the Board and the Board Committees.

•	Reviews and makes recommendations to the Board regarding director compensation.

•	Has sole authority for retaining and terminating any consulting firm used to assist in the evaluation of the compensation of directors and ensuring the independence of such consulting firm.

•	Reviews and makes recommendations to the Board about the company’s corporate governance.

How often did the Board and the committees meet in fiscal year 2011?

During fiscal year 2011, the Board of Directors met 5 times; the Executive and Finance Committee met 4 times; the Audit and Corporate Responsibility Committee met 12 times; the Compensation and Succession Planning Committee met 6 times; and the Governance and Nominating Committee met 8 times. As described in the Corporate Governance section, effective as of October 1, 2011, the Board approved a new structure and assignments for the standing committees of the Board.

Did each director attend at least 75% of the meetings of the Board of Directors and of the committees on which he or she served?

Yes.

Do the non-management directors meet regularly?

The non-management directors meet at or near the end of each regularly scheduled meeting of the Board of Directors. The Chairman of the Board of Directors presides at such meetings. If the Chairman is not present, the committee chairs preside on a rotating basis.

How do interested parties make their concerns known to the non-management directors?

Interested parties who wish to make any concerns known to the non-management directors may submit communications at any time in writing to: John G. Chou, Secretary, AmerisourceBergen Corporation, 1300 Morris Drive, Chesterbrook, Pennsylvania 19087. AmerisourceBergen’s Secretary will determine, in his good faith judgment, which communications will be relayed to the non-management directors.

How are directors compensated?

The following table summarizes the total compensation earned by directors who were not employees of AmerisourceBergen during fiscal year 2011. Directors who are employees of AmerisourceBergen receive no compensation for their service as directors or as members of Board committees.

Non-Employee Director Compensation at 2011 Fiscal Year End

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)(3)	Option Awards (2)(4)	All Other Compensation (5)	Total
Charles H. Cotros	$71,500	$56,246	$100,000	$17,586	$245,332
Richard W. Gochnauer	$26,250	$75,002	$100,000	$2,855	$204,107
Richard C. Gozon	$139,500	—	$100,000	—	$239,500
Edward E. Hagenlocker	$129,250	—	$100,000	—	$229,250
Jane E. Henney, M.D	$46,500	$75,002	$100,000	—	$221,502
Kathleen W. Hyle	$24,000	$75,002	$100,000	—	$199,002
Michael J. Long	$32,250	$75,002	$100,000	$2,676	$209,928
Henry W. McGee	$34,500	$75,002	$100,000	—	$209,502

(1)	These amounts represent annual retainer and meeting fees earned by directors in cash for Board and committee service in fiscal year 2011, including amounts deferred into our deferred compensation plan.

(2)	The amounts reported represent the compensation cost that would be recognized by us in fiscal year 2011 in accordance with Accounting Standards Codification 718 (ASC 718), disregarding the estimate of forfeitures related to service-based vesting conditions. There were no forfeitures by the directors in fiscal year 2011. See Note 9 to the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2011 for assumptions used to estimate the fair values of restricted stock and option awards granted during fiscal year 2011.

(3)	Restricted stock awards are payable, at the director’s election, in lieu of a director’s annual retainer. Such awards are made in quarterly increments generally on November 1, February 1, May 1 and August 1 of each fiscal year. As of September 30, 2011, each of the non-employee directors held the following shares of outstanding restricted stock: Mr. Cotros — 6,550; Mr. Gochnauer — 8,412; Mr. Gozon — 0; Mr. Hagenlocker — 0; Dr. Henney — 9,010; Ms. Hyle — 4,752; Mr. Long — 9,010; and Mr. McGee — 7,814.

(4)	On February 17, 2011, each non-employee director received a grant of non-qualified stock options to purchase 10,585 shares of our common stock with an exercise price of $37.43 per share. The option award had a grant date fair value of $100,000. Grant date fair values were determined based on a binomial method of valuation. As of September 30, 2011, each non-employee director held the following outstanding stock options: Mr. Cotros — 44,263; Mr. Gochnauer — 52,541; Mr. Gozon — 156,557; Mr. Hagenlocker — 76,567; Dr. Henney — 39,677; Ms. Hyle — 19,932; Mr. Long — 90,967; and Mr. McGee — 82,732.

(5)	These amounts represent the dividends accrued and paid on restricted stock that vested in fiscal 2011. In addition, the amount shown for Mr. Cotros also includes the value of prescription drug benefits provided to Mr. Cotros and his spouse during fiscal year 2011.

Director Fees.    During fiscal year 2011, the Chairman of the Board received an annual retainer of $90,000 and each other non-employee director received an annual retainer of $60,000. As explained below, a director may elect to have the annual retainer paid in cash, restricted stock or restricted stock units, or options exercisable for common stock or credited to a deferred compensation account. For attending a Board meeting in person, the Chairman of the Board received $7,500 and each other non-employee director received $3,000. For attending a committee meeting in person, the Chairs of the Audit and Corporate Responsibility Committee and the Compensation and Succession Planning Committee received $5,000, the Chair of the Governance and Nominating Committee received $3,000 and other committee members received $1,500. Telephonic meeting fees were 50% of the in-person meeting fee. A director may elect to have the meeting fees paid in cash or credited to a deferred compensation account. In addition, we provide our directors with a prescription drug benefit. We also reimburse our directors for the cost of transportation, food and lodging in connection with their service as directors.

Restricted Stock Awards.    Our non-employee directors each received a grant of restricted stock having a fair value of $50,000 in connection with his or her initial election to the Board. The restrictions on the stock lapse three years after the grant date. A director who retires before the restrictions lapse may, in the Board’s discretion, receive a partial or full distribution of such stock. These grants were made under the AmerisourceBergen Corporation 2001 Restricted Stock Plan.

Option Awards.    During fiscal year 2011, our non-employee directors also received an annual grant of non-qualified options on our common stock having a grant date fair value of $100,000. The exercise price of all options granted is the closing price of a share of our common stock on the date of grant. Options vest over three years beginning on the first anniversary of the grant date, with one-third of the options granted vesting each year. Vested options may be exercised at any time prior to the tenth anniversary of the grant date unless a director ceases to be a member of the Board. For awards made prior to 2011, options generally will expire one or three years after the director ceases to be a member of the Board, depending on the reason for termination. For equity awards made in 2011 and beyond, when a director retires, unvested awards will continue to vest according to their schedule and vested options will remain exercisable for the length of their original term.

Deferral and Other Arrangements.    During fiscal year 2011, directors were given the option to elect to defer all or any part of the annual retainer and meeting fees and credit the deferred amount to an account under the AmerisourceBergen Corporation 2001 Deferred Compensation Plan. Payment of deferred amounts will be made or begin on the first day of the month after the non-employee director ceases to serve as a director. A director may elect to receive the deferred benefit (i) over annual periods ranging from three to fifteen years and payable in quarterly installments or (ii) in a single distribution. We pay all costs and expenses incurred in the administration of the deferred compensation plan. During fiscal year 2011, directors were also given the option to elect to forego 50% or more of their annual cash retainer and receive an enhanced amount of restricted stock or stock options for the cash compensation foregone. If they chose to receive restricted stock, they received restricted stock having a value equal to 125% of the cash compensation foregone. If they chose to receive options, they received non-qualified stock options having a fair value equal to 150% of the cash compensation foregone.

Stock Ownership Guidelines.    We require our non-employee directors to own shares of our common stock to align their interests with those of the stockholders and to provide an incentive to foster our long-term success. In the first, second, third and fourth years after their election to the Board, non-employee directors must own stock equal in value to one, two, three or four times the annual retainer, respectively. From and after the fifth year following their Board election, non-employee directors must own stock equal in value to at least five times the annual retainer. We may take unusual market conditions into consideration when assessing compliance.

CODES OF ETHICS

Has AmerisourceBergen adopted a code of ethics and business conduct that applies to directors, officers and employees?

The Board of Directors adopted the AmerisourceBergen Corporation Code of Ethics and Business Conduct, in its current form, in May 2004. It applies to directors and employees, including officers, and is intended to comply with the requirements of Section 303A.10 of the NYSE Listed Company Manual.

Any waivers of the application of the AmerisourceBergen Corporation Code of Ethics and Business Conduct to directors or executive officers must be approved by either the Board of Directors or the Audit and Corporate Responsibility Committee. We will disclose any such waiver or amendment of the Code of Ethics and Business Conduct promptly on our website.

Has AmerisourceBergen adopted a code of ethics for the principal executive officer and principal financial and accounting officers of AmerisourceBergen as required by SEC regulations?

We have adopted the AmerisourceBergen Corporation Code of Ethics for Designated Senior Officers in accordance with Item 406 of the SEC’s Regulation S-K. It applies to our President and Chief Executive Officer, Chief Financial Officer and Corporate Controller. Any waiver or amendment of the AmerisourceBergen Corporation Code of Ethics for Designated Senior Officers will be disclosed promptly on our website.

Where can stockholders obtain copies of the codes of ethics?

We have posted both the AmerisourceBergen Corporation Code of Ethics and Business Conduct and the AmerisourceBergen Corporation Code of Ethics for Designated Senior Officers under the Investors section of our Internet website at www.amerisourcebergen.com. A copy of the AmerisourceBergen Corporation Code of Ethics for Designated Senior Officers has also been filed with the SEC as an exhibit to our annual reports filed under the Securities Exchange Act of 1934, as amended.

CORPORATE GOVERNANCE

What is our leadership structure?

Our executive officers, managers and employees conduct our business under the direction of our Chief Executive Officer and with the independent oversight of our Board. To enhance its oversight function, our Board is composed of directors who are not employed by us, with the exception of Mr. Collis. A non-executive director serves as Chairman of the Board. At each regularly scheduled Board meeting, our non-employee directors meet in executive session without management present. Our Board provides guidance and critical review of our strategic initiatives, business plan and risk management processes. Our Board also ensures that we have an effective management team in place to run the company and serves to protect and advance the long-term interests of our stockholders. The role of our senior executives is to develop and implement a strategic business plan for AmerisourceBergen and to grow our business.

Why have we chosen to have an independent director serve as the Chairman of the Board?

We believe that having a non-executive Chairman of the Board emphasizes the importance of the Board’s objectivity and independence from management and best promotes the effective functioning of the Board’s oversight role. Our Chairman’s responsibility is to ensure that our Board functions properly and to work with our Chief Executive Officer to set its agenda. We expect our Chairman to facilitate communications among our directors and between the Board and senior management. While our Chairman provides independent leadership, he also works closely with our Chief Executive Officer to ensure that our directors receive the information that they need to perform their responsibilities, including discussing and providing critical review of the matters that come before the Board and assessing managements’ performance.

What are the standing Committees of the Board?

Effective as of October 1, 2011, the Board approved a new structure and assignments for the standing Board committees. There are five standing committees of the Board: the Audit and Corporate Responsibility Committee, the Compensation and Succession Planning Committee, the Executive Committee, the Finance Committee and the Governance and Nominating Committee. The Board committees, with the exception of the Executive Committee, are composed entirely of independent directors. The Board created the Finance Committee to provide independent oversight and review of our capital structure, credit policies and practices, dividend policy, share repurchase programs and financing transactions. We also have an Executive Committee, which is composed of our Chief Executive Officer, Chairman of the Board and the Chairs of the other standing committees and has the authority to act between regularly scheduled meetings of the Board, subject to applicable law. Mr. Collis is the Chair of the Executive Committee. Our Board approved new committee assignments to provide directors with an opportunity to serve on different committees and deepen their understanding of our business and operations. In addition, the Board believes that changing committee assignments from time to time strengthens our corporate governance practices and enhances each committee’s objective review of management.

Why is the composition of our Board appropriate for AmerisourceBergen?

We are one of the world’s largest pharmaceutical services companies, with operations in the United States, Canada and the United Kingdom. Our Board is called upon to address matters of considerable complexity. These issues range from evaluating long-range strategic initiatives to responding to changing market conditions and/or government regulations. To enhance the Board’s decision-making process, we seek individuals with diverse backgrounds, skills and expertise to serve on our Board. Our Board is composed of directors with a mix of industry, operational, healthcare, government, business development, marketing and global expertise. We have directors who are current or former executive officers of public companies or wholesale distribution companies. Many of our directors serve or have served on the board of directors of other public companies. We have directors with significant public policy experience and knowledge of the healthcare and pharmaceutical industries. We believe that this mix encourages fresh perspectives, enriches the Board’s deliberations and avoids the dominance of a particular individual or group over the Board’s decisions.

Has AmerisourceBergen adopted corporate governance principles for the Board of Directors?

Our Board has adopted the AmerisourceBergen Corporation Corporate Governance Principles. The corporate governance principles, together with the charters of the Board committees, provide the framework for the governance of AmerisourceBergen. The Board reviews and updates the corporate governance principles and the committee charters from time to time to reflect corporate governance best practices. The corporate governance principles address a variety of governance issues, including those discussed under this heading and the headings Additional Information about the Directors, the Board and the Board Committees, Code of Ethics and Process for Identifying and Evaluating Director Nominees and for Submitting Recommendations.

Where can stockholders find our corporate governance documents?

Our corporate governance principles and the charters of the Audit and Corporate Responsibility Committee, the Compensation and Succession Planning Committee, the Finance Committee and the Governance and Nominating Committee have been posted under the Investors section of our website at www.amerisourcebergen.com.

Do we have a majority vote standard for director elections and a director resignation policy?

Our bylaws and corporate governance principles provide for a majority vote standard for the election of directors. Under the majority vote standard, each director must be elected by a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote. A “majority of the votes cast” means that the number of votes cast “for” a candidate for director must exceed the number of votes cast “against” that director. A plurality voting standard will apply instead of a majority voting standard if:

•	A stockholder has provided us with notice of a nominee for director in accordance with our bylaws; and

•	That nomination has not been withdrawn on or prior to the day next preceding the date the company first provides its notice of meeting for such meeting to stockholders.

Under Delaware law, if an incumbent nominee for director in an uncontested election does not receive the required votes for re-election, the director remains in office until a successor is elected and qualified. Our bylaws and corporate governance principles require each director nominee to tender an irrevocable resignation prior to the applicable meeting of stockholders and include post-election procedures in the event an incumbent director does not receive the required votes for re-election, as follows:

•	The Governance and Nominating Committee shall make a recommendation to the Board as to whether to accept the previously tendered resignation of the director.

•	The Board will act on the Governance and Nominating Committee’s recommendation.

•	The Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation.

Has the Board determined which of the directors are independent?

The Board has determined that, except for Mr. Collis, all of the directors and director nominees are independent. Our corporate governance principles require us to maintain a minimum of 70% independent directors on our Board. If the four director nominees are elected at the 2012 Annual Meeting of Stockholders, eight out of nine directors then serving will be independent.

The Board has adopted guidelines in our corporate governance principles to assist it in making independence determinations, which meet or exceed the independence requirements set forth in the NYSE listing standards. These guidelines are contained in Section 5 of our corporate governance principles, which are available to stockholders under the Investors section of our website at www.amerisourcebergen.com. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with AmerisourceBergen.

With the assistance of legal counsel to the company, the Board reviewed the applicable legal standards for director and Board committee member independence and our corporate governance standards. As a result of this review, the Board has determined that each of the following directors is independent: Charles H. Cotros, Richard W. Gochnauer, Richard C. Gozon, Edward E. Hagenlocker, Jane E. Henney, M.D., Kathleen W. Hyle, Michael J. Long and Henry W. McGee. The Board has also determined that, as required by their charters, all members of the Audit and Corporate Responsibility, the Compensation and Succession Planning Committee, the Finance Committee and the Governance and Nominating Committee are independent. In addition to the independence standards in our corporate governance principles, members of the Audit and Corporate Responsibility Committee may not accept directly or indirectly any consulting, advisory or other compensatory fee from us other than their directors’ compensation. All members of the Audit and Corporate Responsibility Committee satisfy this additional SEC and NYSE independence requirement for audit committee members. We also apply this additional independence standard to the Compensation and Succession Planning Committee and the Governance and Nominating Committee and their members satisfy this standard. In undertaking its review, the Board considered that some of our directors serve on the board of directors of companies for which we perform (or may seek to perform) drug distribution and other services in the ordinary course of business.

How does the Board oversee our risk management process?

The Board executes its oversight responsibility for risk management directly and through its committees, as follows:

•

The Audit and Corporate Responsibility Committee (the “Audit Committee”) has primary responsibility for monitoring our internal audit, corporate, financial and regulatory risk assessment and risk management processes and overseeing our system of internal controls and financial reporting. The Audit Committee discusses specific risk areas throughout the year, including those that may arise in various business units from time to time, and the measures taken by management to monitor and limit risk. In addition, the Audit Committee oversees the development and implementation of our enterprise risk management program.

•

The Audit Committee receives regular reports throughout the year on matters related to risk management. At each regularly scheduled meeting, the Audit Committee receives reports from our (i) external auditor on the status of audit activities and findings; and (ii) chief audit executive (who reports directly to the Audit Committee) on the status of the internal audit plan, audit results and any corrective action taken in response to audit findings.

•

We have a Chief Compliance Officer who is in charge of our corporate compliance program and training and monitoring compliance with our Code of Ethics and Business Conduct. In addition, we have an internal Compliance Committee composed of senior executives that administers our compliance program. Our Chief Compliance Officer and/or Executive Vice President, General Counsel and Secretary report to the Audit Committee throughout the year on the status of our compliance programs, calls to our hotline and any changes or developments.

•

The Board’s other committees oversee risks associated with their respective areas of responsibility. For example, the Compensation and Succession Planning Committee assesses risks associated with our compensation policies and programs for executives as well as employees generally. Our Finance Committee discusses risks relating to our capital structure, financing activities, dividend and tax policy and share repurchase activities.

•

Each Board committee reports to the Board at every regular Board meeting on the topics discussed and actions taken at the most recent committee meeting. The Board discusses the risks and exposures, if any, involved in the matters or recommendations of the committees, as necessary.

•

The Board considers specific risk topics throughout the year, including risks associated with our business plan, operational efficiency, strategic objectives, government regulation, investment opportunities, physical facilities, information technology infrastructure and capital structure, among many others. Each fiscal quarter, our Chief Financial Officer reports to the Board on AmerisourceBergen’s financial performance and discusses how actual performance compares to our business plan. Our corporate officers and the leaders of our principal business units report regularly to the Board about the risks and exposures related to their areas of responsibility. The Board is informed about and regularly discusses our risk profile, including legal, regulatory and operational risks to our business.

Has management conducted a risk assessment of AmerisourceBergen’s employee compensation policies and practices?

We have conducted an internal risk assessment of our employee compensation policies and practices, including those relating to our executives. We have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on AmerisourceBergen. We have reviewed our risk analysis with the Compensation and Succession Planning Committee. The risk assessment process included, among other things, a review of all key incentive compensation plans to ensure that they are aligned with our pay-for-performance philosophy and include performance metrics that meet and support corporate goals. The objective of the process was to identify any compensation plans and practices that may encourage employees to take unnecessary risks that could threaten the company. No such plans or practices were identified. In particular, there are various factors that mitigate the risk profile of our compensation programs, including, among other things:

•

Performance targets under our cash incentive programs are tied to a number of different financial metrics so employees will not place undue emphasis on any particular metric at the expense of other aspects of our business;

•	Maximum caps on payouts have been established for our annual cash incentive programs, including under our Annual Incentive Plan, the cash bonus plan used for senior management;

•	Equity incentives vest over a number of years and therefore encourage a long-term perspective;

•	Stock ownership requirements align the interests of our senior management with those of our stockholders;

•	We have effective management processes for developing annual business plans and a strong system of internal financial controls; and

•	A broad-based group of functions within the organization, including human resources, finance and legal, oversee aspects of our cash and equity incentive programs.

PROCESS FOR IDENTIFYING AND EVALUATING DIRECTOR NOMINEES AND FOR

SUBMITTING RECOMMENDATIONS

How does the Governance and Nominating Committee identify and evaluate director nominees?

Director nominees should:

•	possess the highest personal and professional ethics, integrity and values;

•	be committed to representing the long-term interests of the stockholders; and

•	have an inquisitive and objective perspective, practical wisdom and mature judgment.

The Governance and Nominating Committee seeks to identify candidates who bring diverse experience at policymaking levels in business, management, marketing, finance, technology, human resources, communications, education, government, healthcare and in other areas that are relevant to our activities.

Additionally, director nominees should have sufficient time to effectively carry out their duties. The Chief Executive Officer of AmerisourceBergen may serve on the board of no more than one other public company. Other director nominees may serve on the boards of no more than three other public companies.

What process should a stockholder follow to propose nominees for consideration by the Governance and Nominating Committee?

Stockholders may propose nominees for consideration by the Governance and Nominating Committee by submitting the names, appropriate biographical information and qualifications in writing to: John G. Chou, Secretary, AmerisourceBergen Corporation, 1300 Morris Drive, Chesterbrook, Pennsylvania 19087.

In considering any nominee proposed by a stockholder, the Governance and Nominating Committee will reach a conclusion based on the criteria described above. After full consideration, the stockholder proponent will be notified of the decision of the committee.

In order to be considered by the Governance and Nominating Committee for the Annual Meeting of Stockholders to be held in 2013, the name of the proposed nominee and supporting biographical information and description of the qualifications of the proposed nominee must be received by us no later than September 22, 2012.

AUDIT MATTERS

Audit Committee Financial Expert

The Board of Directors has determined that Ms. Hyle is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. Ms. Hyle serves as Chair of the Audit and Corporate Responsibility Committee.

Report of the Audit and Corporate Responsibility Committee

The Audit and Corporate Responsibility Committee consists of the four directors named below. All of the committee members are independent (as independence is defined in Section 303A of the NYSE Listed Company Manual and our corporate governance principles) and all of the members are financially literate.

The committee reviewed and discussed with AmerisourceBergen’s management and its independent registered public accounting firm (i) the audited financial statements contained in the company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011 and (ii) the company’s internal control over financial reporting. AmerisourceBergen’s management has the primary responsibility for the company’s financial statements and its financial reporting and control processes and procedures, including its internal control over financial reporting and its disclosure controls and procedures. AmerisourceBergen’s management has represented to the Audit and Corporate Responsibility Committee that the financial statements contained in the company’s Annual Report on Form 10-K for fiscal year 2011 were prepared in accordance with U.S. generally accepted accounting principles and that the company’s internal control over financial reporting was effective as of September 30, 2011 (based on the criteria set forth in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission).

The committee discussed with the company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles, the firm’s judgments as to the quality, not just the acceptability, of the company’s accounting principles, the reasonableness of significant judgments reflected in the financial statements and the clarity of disclosures in the financial statements as well as such other matters as are required to be discussed with the committee under the standards of the Public Company Accounting Oversight Board (United States).

The committee discussed with the company’s independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the committee discussed with the independent registered public accounting firm the firm’s independence from the company and its management, including the matters in the written disclosures and letter that were received by the committee from the independent registered public accounting firm as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the committee concerning independence.

The committee also discussed with the company’s independent registered public accounting firm, the firm’s audit of the effectiveness of the company’s internal control over financial reporting as of September 30, 2011.

Based on the reviews and discussions referred to above, the Audit and Corporate Responsibility Committee recommended to the Board of Directors that the audited financial statements be included in AmerisourceBergen’s Annual Report on Form 10-K for fiscal year 2011.

AUDIT AND CORPORATE RESPONSIBILITY COMMITTEE

Kathleen W. Hyle, Chair
Richard W. Gochnauer
Michael J. Long
Henry W. McGee

Policy for Pre-Approval of Audit and Non-Audit Services

The Audit and Corporate Responsibility Committee’s policy is to pre-approve all audit services and all non-audit services that the company’s independent registered public accounting firm is permitted to perform for the company under applicable federal securities regulations. As permitted by the applicable regulations, the committee’s policy utilizes a combination of specific pre-approval on a case-by-case basis of individual engagements of the independent registered public accounting firm and general pre-approval of certain categories of engagements up to predetermined dollar thresholds that are reviewed annually by the committee. Specific pre-approval is mandatory for the annual financial statement audit engagement, among others.

Independent Registered Public Accounting Firm’s Fees

During the fiscal years ended September 30, 2011 and 2010, Ernst & Young LLP, AmerisourceBergen’s independent registered public accounting firm, billed the company the fees set forth below in connection with services rendered by the independent registered public accounting firm to the company:

Fee Category	Fiscal Year 2011	Fiscal Year 2010
Audit Fees	3,731,800	$3,568,500
Audit-Related Fees	440,000	260,000
Tax Fees	739,586	552,520
All Other Fees	1,995	2,000

TOTAL	$4,913,381	$4,383,020

Audit fees consisted of fees for the audit of AmerisourceBergen’s annual financial statements, consultation concerning financial accounting and reporting standards and consultation concerning matters relating to Section 404 of the Sarbanes-Oxley Act of 2002, review of quarterly financial statements as well as services normally provided in connection with statutory and regulatory filings or engagements, comfort letters, consents and assistance with and review of company documents filed with the SEC. Audit fees also included fees for the audit of the effectiveness of the company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-related fees consisted of fees for assurance and related services, including employee benefit plan audits and due diligence related to acquisitions.

Tax fees consisted primarily of fees for tax compliance, tax advice and tax planning services.

Other fees consisted of subscription fees for Internet-based professional literature.

Our Audit and Corporate Responsibility Committee reviewed and approved all fees charged by Ernst & Young LLP in accordance with the policy described above and monitored the relationship between audit and permissible non-audit services provided. The policy is intended to ensure that the fees earned by Ernst & Young are consistent with the maintenance of the independent registered public accounting firm’s independence in the conduct of its auditing functions.

RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS

AMERISOURCEBERGEN’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR FISCAL YEAR 2012

(Item 2 on the Proxy Card)

What am I voting on?

You are voting on the ratification of the appointment of Ernst & Young LLP as AmerisourceBergen’s independent registered public accounting firm for the fiscal year ending September 30, 2012. The Audit and Corporate Responsibility Committee of the Board of Directors has appointed Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2012. Although our governing documents do not require the submission of the appointment of AmerisourceBergen’s independent registered public accounting firm to the stockholders for approval, the Board considers it desirable that the stockholders ratify the appointment of Ernst & Young LLP. Should the stockholders not ratify the appointment of Ernst & Young LLP as AmerisourceBergen’s independent registered public accounting firm for the fiscal year ending September 30, 2012, the Audit and Corporate Responsibility Committee will investigate the reasons for the rejection by the stockholders and will reconsider the appointment of Ernst & Young LLP.

What services will the independent registered public accounting firm provide?

Audit services provided by Ernst & Young LLP for fiscal year 2012 will include the examination of the consolidated financial statements of AmerisourceBergen and services related to periodic filings made with the SEC. Audit services for fiscal year 2012 also will include the audit of the effectiveness of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002. Additionally, Ernst & Young LLP may provide audit-related, tax and other services comparable in nature to the services performed in fiscal years 2010 and 2011, as described above under the heading Independent Registered Public Accounting Firm’s Fees.

Will representatives of the independent registered public accounting firm be present at the 2012 Annual Meeting of Stockholders?

Representatives of Ernst & Young LLP are expected to be present at the 2012 Annual Meeting of Stockholders. Such representatives will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

How does the Board of Directors recommend that I vote?

We recommend that you vote For the ratification of the appointment of Ernst & Young LLP as AmerisourceBergen’s independent registered public accounting firm for fiscal year 2012.

COMPENSATION COMMITTEE MATTERS

General

Our Compensation and Succession Planning Committee, or the Committee, is composed of independent directors. The Committee is responsible for the design of our executive compensation program and review of succession planning. The Committee reviews and approves the compensation of our executives, including our named executive officers. The Committee also oversees our employee pension, long-term incentive and savings, health and welfare plans. The Committee has delegated the administration of our pension and benefit plans to an internal benefits committee, composed of senior finance, human resources and legal executives. The internal benefits committee oversees the management of our pension plan assets, the selection of investment options under our savings plans and the performance of the investment advisers and plan administrators.

Processes and Procedures

Meetings.    The Committee met six times in 2011. The Chairman, in consultation with the other Committee members and management, prepares agendas that address an annual calendar of topics and other matters requiring the attention of the Committee. The Committee meets without management present, whenever necessary, to discuss matters it deems appropriate.

Role of External Compensation Consultant.    The Committee has sole authority to engage an executive compensation consultant and to terminate the engagement of any such consultant. The Committee’s consultant must be independent and objective. No firm will be disqualified solely on the basis of fees, provided it has not received more than $120,000 in the aggregate for the performance of any other services for AmerisourceBergen during the fiscal year. Pay Governance LLC served as the Committee’s executive compensation consultant in 2011 pursuant to a written consulting agreement, subject to annual review. Following a review of Pay Governance in accordance with proposed SEC rules regarding compensation consultants, the Committee determined that Pay Governance did not have any economic interests or other relationships that would conflict with Pay Governance’s obligation to provide the Board with impartial and objective advice on compensation trends and practices.

During 2011, Pay Governance advised the Committee on executive compensation matters, plan design and market trends. As directed by the Committee, the consultants prepared analyses and recommendations for the Committee and the Board relating to all aspects of the compensation of our executives, including pay recommendations for Mr. Collis in connection with his promotion to Chief Executive Officer. They advised the Committee on market practices regarding executive compensation, including long-term incentive pay, and reviewed our peer group, benchmarking methodology and market positioning of the compensation provided to our named executive officers and other senior management. The consultants meet privately with the Committee and individual Committee members from time to time to plan for Committee meetings and discuss executive compensation matters.

Role of Executive Officers and Management.    Mr. Collis gives the Committee a performance assessment and pay recommendation for senior management, including each of the other named executive officers. Management, in consultation with the external compensation consultant, may also make recommendations to the Committee on matters of compensation philosophy and plan design. Executives may attend the Committee meetings, but they are not present when the Committee meets in executive session and they do not make recommendations regarding their own compensation.

The Board of Directors establishes the compensation of directors based upon the recommendation of the Governance and Nominating Committee. In 2011, Pay Governance provided analysis and recommendations regarding the Company’s non-employee director pay program.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Overview

AmerisourceBergen is one of the largest pharmaceutical services companies in the world. We operate in a highly competitive environment. The purpose of our executive compensation program is to attract, motivate, and retain the executives who lead our business and align their interests with the long-term interests of our stockholders. Our fiscal year 2011 named executive officers are: Steven H. Collis, President and Chief Executive Officer; Michael D. DiCandilo, Executive Vice President and Chief Financial Officer; John G. Chou, Executive Vice President, General Counsel and Secretary; Peyton R. Howell, Senior Vice President Business Development and President, AmerisourceBergen Consulting Services (which we refer to as ABCS); David W. Neu, Senior Vice President and President, AmerisourceBergen Drug Corporation (which we refer to as ABDC); and R. David Yost, retired Chief Executive Officer of AmerisourceBergen Corporation.

The main elements of our compensation program are base salary, annual cash bonus and long-term equity incentive awards. We benchmark the compensation of our named executive officers using published compensation survey data and, for the Chief Executive Officer and Chief Financial Officer, against a peer group composed of 15 companies that are similar in size and revenues to AmerisourceBergen. For our named executive officers, we target base salary in the 35th percentile for comparable positions at companies in our peer group. However, when we deliver targeted financial results, we aim to provide total cash compensation (base salary and cash bonus) in the 50th percentile of our peer group and total direct compensation (base salary, cash bonus and equity awards) in the 50th — 75th percentile of our peer group. We seek to pay our executives fairly and link pay with performance. Consistent with our philosophy, a large percentage of our senior managers’ compensation depends upon the achievement of long-term goals. In fiscal year 2011, incentive compensation (annual cash bonus and equity awards) accounted for approximately 79% of Mr. Collis’s total direct compensation and 75% of the average total direct compensation of the other named executive officers (excluding Mr. Yost).

In February 2011, we held a stockholder advisory vote on the compensation of our named executive officers, commonly referred to as a say-on-pay vote. Our stockholders overwhelmingly approved the compensation of our named executive officers, with approximately 94% of stockholder votes cast in favor of our 2011 say-on-pay resolution. As we evaluated our compensation practices and talent needs throughout 2011, we were mindful of the strong support our stockholders expressed for our pay for performance compensation philosophy. As a result, following our annual review of our executive compensation philosophy, the Committee decided to retain our general approach to executive compensation, with an emphasis on short- and long-term incentive compensation that rewards our most senior executives when they deliver value for our stockholders. In addition, the Committee considered ways to strengthen the pay for performance culture at AmerisourceBergen, including through the future use of performance based long-term incentive awards for certain executives, including Mr. Collis. In addition, when determining how often to hold a stockholder advisory vote on executive compensation, the Board took into account the strong preference for an annual vote expressed by our stockholders at our 2011 Annual Meeting. Accordingly, the Board determined that we will hold an annual advisory stockholder vote on the compensation of our named executive officers until the next say-on-pay frequency vote.

We believe our executive pay is reasonable and provides appropriate incentives to our executives to achieve our financial and strategic goals without encouraging them to take excessive risks in their business decisions. We regularly evaluate the major risks to our business, including how risks taken by management could impact the value of executive compensation. To this end, we note the following:

•	Our annual bonus plan does not provide payment for poor performance, regardless of whether the failure to achieve target was outside of management’s control.

•	There is a cap on the annual bonus opportunity, even for spectacular performance.

•	Executives must own our stock and the amount of their stock ownership increases with their level of responsibility. Mr. Collis owns approximately 0.42% of our outstanding common stock.

•

Beginning in 2009, forfeiture and repayment obligations attach to equity awards so that if any holder is terminated for cause, breaches non-compete obligations, or otherwise engages in conduct that is detrimental to AmerisourceBergen (including misconduct leading to the restatement of our financial statements), he or she will be required to forfeit outstanding awards and pay back the economic benefits realized from vested awards.

•	We prohibit our executives and non-executive directors from engaging in any speculative transactions in our securities and from hedging the economic risk of ownership of our stock.

2011 Fiscal Year Financial and Business Performance

AmerisourceBergen performed very well in fiscal year 2011. Our results in fiscal year 2011 reflected exceptional resiliency in our business. We grew our revenue by 3% to $80 billion. We generated cash flow from operations of $1.2 billion and net income of $707 million. We achieved a return on invested capital (ROIC) of 19%, which exceeded our weighted average cost of capital. Fiscal year 2011 diluted earnings per share (EPS) increased by approximately 14% to $2.54 per share. Overall, our drug distribution, specialty drug distribution and consulting services businesses demonstrated solid growth this past year. We returned a substantial amount of cash to our stockholders in fiscal year 2011 through $118 million in dividends and $841 million in stock repurchases. Our total stockholder returns (TSR), including reinvestment of gross dividends, for the fiscal years ended September 30, 2011, 2010 and 2009 were 22.2%, 40.8%, and 23.1%, respectively. This compares to TSR of the S&P 500 Index of 0.7%, 13.1% and (-6.5%) over the same periods.

The leadership and discipline of our management team contributed substantially to our performance over the last several years. In 2011, we executed a successful leadership transition when Mr. Collis succeeded Mr. Yost as our Chief Executive Officer, effective as of July 1, 2011. Prior to retiring, Mr. Yost had served as our Chief Executive Officer since 2001. In addition, we named Mr. Neu to lead our largest operating unit, ABDC, and Ms. Howell to head our newly formed operating unit, ABCS. Among other achievements in fiscal 2011, Mr. Collis and the other named executive officers demonstrated solid execution of our business plan and the promotion of our strategic objectives. They continued to position us appropriately for growth, including by increasing revenues, expanding operating income as a percentage of revenue, and promoting a diverse customer and product mix in our businesses. Their focus on expense and working capital management increased our efficiency and improved our results. In addition, our managers promoted a philosophy of continuous improvement, leadership development among our senior managers and the ongoing importance of diversity and inclusion among our employee population.

2011 Fiscal Year Executive Compensation Actions

Our Compensation and Succession Planning Committee (referred to as the Committee) took into account a number of factors in determining fiscal year 2011 compensation, including our financial and business results, individual performance and competitive data. In light of these considerations, the Committee made the following executive compensation decisions in fiscal year 2011:

•	Oversaw the successful implementation of the succession plan and transition to a new Chief Executive Officer as well as other senior executive organizational changes.

•	Reviewed and established Mr. Collis’s compensation and target incentives in connection with his promotion to Chief Executive Officer, effective as of July 1, 2011.

•

Established fiscal year 2011 performance goals for our annual cash bonus plan, including target EPS of $2.35 per share and ROIC of 16.5% at the corporate level, consistent with our Board-approved business plan.

•	Set target incentives for fiscal year 2011 cash bonuses ranging from 100% to 120% of base salary for the Chief Executive Officer and the other named executive officers.

•

Awarded merit pay increases to our named executive officers that reflected strong satisfaction with individual performance and, in some cases, increased responsibilities associated with job promotions or a desire to bring the officer’s salary more in line with our compensation philosophy.

•	Approved fiscal year 2011 cash bonus payouts that were paid at 116% of target for corporate level metrics. We exceeded target on all financial performance metrics under our bonus plan.

•

Granted annual equity incentives to our named executive officers after considering our compensation philosophy and the Committee’s assessment of individual performance and expected future contributions.

We believe that our executive compensation program is reasonable, competitive and strongly focused on pay for performance principles. We emphasize compensation opportunities that reward our executives when they deliver targeted financial results. The compensation of our named executive officers varies depending upon the achievement of pre-established performance goals, both individual and corporate. Through stock ownership requirements and equity incentives, we also align the interests of our executives with those of our stockholders and the long-term interests of AmerisourceBergen. Our executive compensation policies have enabled AmerisourceBergen to attract and retain talented and experienced senior executives and have benefited AmerisourceBergen over time. We believe that the fiscal year 2011 compensation of our named executive officers was appropriate and aligned with AmerisourceBergen’s fiscal year 2011 results and position for growth in future years.

Role of the Compensation and Succession Planning Committee

The Committee reviews and makes decisions about executive compensation policies and plans, including the amount of base salary, cash bonus and long-term incentive awarded to our named executive officers. Mr. Collis and other executives may assist the Committee from time to time in its evaluation of compensation elements or program design or by providing mathematical calculations, historical information, year-over-year comparisons and clarification regarding job duties and performance. The Committee also considers the recommendations and competitive data provided by the compensation consultant and makes decisions, as it deems appropriate, on executive compensation based on its assessment of individual performance and achievement of goals both by the individual and the company.

Executive Compensation Policy

The Committee considers the following objectives in setting executive compensation:

•	Attract and retain knowledgeable and experienced senior executives.

•	Align individual objectives and performance with company objectives and performance.

•	Motivate our employees to work for and achieve superior results from year-to-year and in the long-term.

•	Reward performance that exceeds established performance goals.

•	Align the long-term financial interests of our executives with those of our stockholders.

Benchmarking Process

We consider market pay practices when setting executive compensation. Benchmarking helps the Committee assess whether our level of executive pay is appropriate when compared to industry standards. We generally conduct a detailed market review of executive pay annually to evaluate each element of pay and benefit competitiveness, review pay practices and compare performance against our peer group.

In fiscal year 2011, the Committee reviewed peer group proxy statement data for similar positions when considering compensation for Messrs. Yost, Collis and DiCandilo and published compensation survey data when considering compensation for all of our named executive officers. When assessing pay levels, the Committee also reviews the relative positioning of our named executive officers with each other. In 2011, the Committee’s consultant concluded that our overall competitive posture for executive pay remained similar to our positioning in the 2010 assessment of executive pay in that the total direct compensation of our named executive officers fell below, and in some cases substantially below, the median total direct compensation of our peer group. As a result, the Committee increased the base salary of certain named executive officers to align their actual compensation more closely with the Committee’s target compensation philosophy.

Our peer group is composed of companies with business models and operations comparable to our own, including our two largest direct competitors. It includes companies with revenues that fall within a range of approximately 50% to 150% of our expected revenue. In fiscal year 2011, we ranked above the median for revenues of companies in our peer group. We believe our peer group reflects the type and complexity of business risks managed by our executives and that we compete with many of these companies for executive talent. The Committee reviewed the composition of the peer group in fiscal year 2011 with the assistance of its compensation consultant, and determined that no changes were necessary. The 2011 peer group was comprised of the following 15 companies:

2011 Peer Group

Cardinal Health, Inc.	Ingram Micro Inc.	Supervalu Inc.
Costco Wholesale Corporation	The Kroger Co.	Sysco Corporation
CVS Caremark Corporation	McKesson Corporation	Target Corporation
Federal Express Corporation	Medco Health Solutions, Inc.	United Parcel Service, Inc.
The Home Depot, Inc.	Safeway Inc.	Walgreen Co.

Our compensation program targets various levels relative to our peer group for each element of executive pay as follows:

Target Percentile Compensation for Fiscal Year 2011

Base Salary	Total Cash Compensation (Salary + Bonus)	Total Direct Compensation (Salary + Bonus + Long-Term Incentive)
35th percentile of peer group	50th percentile of peer group	50th – 75th percentile of peer group

Fiscal year 2011 base salaries and total cash compensation for our named executive officers were generally within the range of our target or below. However, total direct compensation for each of our named executive officers fell below and, in some cases, substantially below our 50th — 75th percentile target. This shortfall in total direct compensation as compared to our target pay philosophy is due, in part, to the fact that the target opportunity of our annual and long-term incentive awards is generally lower than that of our peers and, historically, because the base salaries of some of our named executive officers fell substantially below target. In recent years, we have taken some action to address the difference between our compensation philosophy and actual pay for the most affected executives by increasing base salaries and annual target bonus opportunities. In 2011, we again awarded base salary increases to some of our named executive officers to further align their cash compensation more closely with our compensation philosophy.

Components of the Executive Compensation Program

Our executive compensation program consists of three main components — base salary, cash bonus and long-term incentive. This represents a mix of fixed pay and annual and long-term incentives.

Base Salary.    For our named executive officers, we target base salary in the 35th percentile for similar positions in our peer group. Base pay provides a regular stream of income and financial security. By positioning base salary below our peer median, we place greater emphasis on incentive compensation. In fiscal year 2011, the Committee approved the following salary increases for our named executive officers:

Named Executive Officer	Fiscal Year 2011 Salary Increase
Steven H. Collis	50.7%
Michael D. DiCandilo	3.5%
John G. Chou	16.7%
Peyton R. Howell	6.5%
David W. Neu	28.2%
R. David Yost	0%

Our executives are evaluated based on their job performance, changes in duties and scope of responsibilities, and expected future contributions. These salary increases reflected a positive performance review for all of the named executive officers and, in some cases, measures to bring the individual’s salary more in line with our target. Despite the difficult economy, we delivered outstanding financial results for fiscal year 2011. These results were, in part, attributable to the sound leadership and performance of each of our named executive officers, including Mr. Collis and Mr. Yost. Pay raises for Messrs. Collis and Neu and Ms. Howell also reflected the increased operational responsibilities associated with new management roles. In July 2011, Mr. Collis was named President and Chief Executive Officer of AmerisourceBergen. Mr. Collis served as our President and Chief Operating Officer from November 2010 until July 2011. In February 2011, Ms. Howell was named Senior Vice President Business Development of AmerisourceBergen and President, AmerisourceBergen Consulting Services. In April 2011, Mr. Neu was appointed Senior Vice President of AmerisourceBergen and President of AmerisourceBergen Drug Corporation. In August 2011, Mr. Chou was promoted to Executive Vice President, while continuing in his role as General Counsel and Secretary.

Cash Bonus.    We use annual cash bonuses to motivate executives to improve financial performance year-over-year and to reward executives who deliver targeted financial results. Cash bonuses are paid under our Annual Incentive Plan, or AIP.

The Committee establishes the performance goals and incentive levels under the AIP for each of our named executive officers, and assigns a relative weighting to each performance measure. For each financial performance measure, there is a threshold and a target. Threshold refers to the minimum acceptable level of performance. We do not pay a bonus if our performance is at or below threshold. Target is the expected level of performance. Executives may receive an amount in excess of their target bonus (up to a maximum cap of an additional 50% of the target incentive) if we exceed target on the key performance metric established for them. Therefore, an individual’s actual bonus consists of the amount determined for attaining the thresholds and, if applicable, an amount (which we refer to as a “stretch” bonus) for exceeding target on the key performance metric established for them — EPS for Messrs. Collis, DiCandilo, Chou and Yost; ABCS earnings before interest and taxes (EBIT) for Ms. Howell; and ABDC pre-tax profit for Mr. Neu. The stretch portion of the bonus is calculated by increasing the earned bonus by an additional 2% for every 1% that actual performance exceeds target on the key performance metric. For example, because actual EPS exceeded target EPS by 8% in fiscal year 2011, the stretch portion of the annual bonuses of Messrs. Collis, DiCandilo, Chou and Yost was calculated by multiplying their earned bonus by 116%.

In November 2010, the Committee approved the following corporate performance measures under the AIP for fiscal year 2011:

Corporate Performance Metric	Threshold	Target (100% payout)	Actual Performance
EPS	$2.12	$2.35	$2.54
ROIC	14.0%	16.5%	19.0%

The Committee chose EPS and ROIC because they are the key metrics used by management to set business goals and evaluate our financial results. 2011 AIP financial performance measures were based on our Board-approved business plan for fiscal year 2011. In addition, we communicate our expectations about future business performance to investors by using an EPS range for each fiscal year. We generally set EPS targets to reflect our long-term business goal of growing EPS as close to 15% as is realistic annually, while allowing for reasonable flexibility to adjust our targets each year based on the impact of industry trends, other market factors and special items from year to year. ROIC equals after tax operating income divided by invested capital. ROIC measures how well we generate cash flow relative to the capital we invest in our business, including not only the cost of the assets employed but also the cost to acquire those assets. We exceeded target on both EPS and corporate ROIC for fiscal year 2011.

Target and actual fiscal year 2011 cash bonuses for our named executive officers were as follows:

		Target Incentive		Maximum	Actual
Name	2011 Base Salary	Percent of Base Salary	Amount	Bonus Potential	Percentage Payout	Actual Bonus Payout
Steven H. Collis	$1,055,000	115%	$933,313	$1,399,970	116%	$1,084,137
Michael D. DiCandilo	$724,500	105%	$760,725	$1,141,088	116%	$883,658
John G. Chou	$420,000	100%	$390,833	$586,250	116%	$453,992
Peyton R. Howell	$407,000	100%	$407,000	$610,500	126.4%	$514,640
David W. Neu	$500,000	100%	$437,500	$656,250	100.8%	$441,000
R. David Yost	$1,278,000	120%	$1,533,600	$2,300,400	116%	$1,781,430

(1)	The chart above shows the 2011 base salary in effect as of September 30, 2011 for each of the named executive officers. However, the target incentive, maximum bonus potential and actual bonus amounts shown for Messrs. Collis, Chou and Neu are calculated on a pro rata basis with reference to the base salary in effect for them both before and after promotions during fiscal year 2011. Because certain named executive officers received pay increases in connection with promotions during fiscal year 2011, their bonus payouts will depend on the base salaries in effect for them both before and after promotion. For example, Mr. Collis’s fiscal year 2011 bonus includes an amount earned ($731,809) for nine months that he served as President and Chief Operating Officer with a target incentive of 105% of base salary plus an amount earned ($352,328) for the three months he served as President and Chief Executive Officer with a target incentive of 115% of base salary.

The fiscal 2011 cash bonuses of Messrs. Collis, DiCandilo, Chou and Yost were based on corporate financial performance metrics and corporate leadership goals so that their bonus payments would reflect our overall financial results for the year. Accordingly, 80% of the bonus payments to Messrs. Collis, DiCandilo and Yost depended upon the achievement of corporate financial performance goals (with EPS weighted at 50% and ROIC weighted at 30% of the total target incentive) and 20% on individual leadership goals. Mr. Chou’s cash bonus was based 60% on corporate performance measures (with EPS weighted at 50% and ROIC at 10% of the total target incentive), 10% on management of legal departmental expenses and 30% on individual leadership goals. The Committee believes that leadership goals are important component of the annual bonus plan for the named executive officers. The Committee uses leadership goals to emphasize business and strategic priorities that could significantly impact financial results and that are within an individual’s area of responsibility. For example, a material regulatory violation or loss of an investment grade rating has the potential to undermine EPS growth. Mr. Collis’s leadership goals were to avoid regulatory failure, continue to develop his relationship with the Board, promote effective and collaborative working relationships among senior management, meet budgetary requirements for acquisitions, successfully implement the customer-facing phase of our Business Transformation project and promote diversity and inclusion in our workforce. Mr. DiCandilo’s leadership goals were to avoid regulatory failure, maintain our investment grade rating, promote effective and collaborative working relationships among senior management, successfully implement the customer-facing phase of our Business Transformation project and promote diversity and inclusion in our workforce. Mr. Chou’s leadership goals were to avoid regulatory violations, manage labor relations effectively, promote effective and collaborative working relationships with senior management, support the introduction of the customer-facing phase of our Business Transformation project and promote diversity and inclusion in our workforce. Mr. Yost’s leadership goals were to avoid regulatory failure, successfully implement the customer-facing phase of our Business Transformation project and execute the succession plan and transition to a new Chief Executive Officer. The Committee determined that each of Messrs. Collis, DiCandilo, Chou and Yost met their leadership goals for fiscal year 2011.

For named executive officers who lead a business unit, a majority of his or her bonus is tied to business unit performance. In February 2011, Ms. Howell was appointed Senior Vice President Business Development and President, AmerisourceBergen Consulting Services. ABCS was formed at the beginning of fiscal 2011 to combine certain manufacturer service businesses that were formerly part of AmerisourceBergen Specialty Group into a separate operating unit. In her capacity as the executive in charge of ABCS, Ms. Howell’s fiscal year 2011 cash bonus was based on the following: 30% on EPS, 50% on ABCS EBIT and 20% on leadership goals. Ms. Howell’s stretch bonus was calculated based on ABCS’s EBIT performance. The Committee selects business unit performance goals which are designed to help us achieve our corporate EPS and ROIC goals for the fiscal year. The Committee selected EBIT as the key performance metric for Ms. Howell because ABCS’s business strategy is less reliant on committed capital than our other operating units. For fiscal year 2011, target ABCS EBIT was intended to achieve, at a minimum, a more than 15% increase over fiscal year 2010 target ABCS EBIT. In fiscal year 2011, ABCS exceeded its EBIT target. Ms. Howell’s leadership goals were to facilitate a unified enterprise-wide approach to suppliers, facilitate collaboration among our business units and throughout the organization, assist in identifying and executing strategic opportunities for ABDC and ABSG and promote diversity and inclusion in our workforce. The Committee determined that Ms. Howell met her leadership goals.

In April 2011, Mr. Neu was promoted to President of ABDC, our largest operating unit. Prior to that, he served as Senior Vice President, Operations, for ABDC. As the executive in charge of ABDC, Mr. Neu’s fiscal year 2011 cash bonus was based 10% on EPS, 50% on ABDC pre-tax profit, 10% on ABDC’s gross profit, 10% on ABDC revenue and 20% on leadership goals related to ABDC’s business operations. We believe this mix, which emphasizes ABDC’s performance, appropriately links pay to Mr. Neu’s operating responsibility. For this reason, ABDC pre-tax profit is the most heavily weighted performance metric for Mr. Neu and his stretch bonus was based on the extent to which ABDC’s actual fiscal year 2011 pre-tax profit exceeded target. Pre-tax profit under the AIP is measured by determining a business unit’s EBIT minus an intercompany charge based on the business unit’s committed capital. For fiscal year 2011, target ABDC pre-tax profit was intended to achieve, at a minimum, a 6% increase over fiscal year 2010 target ABDC pre-tax profit, reflecting the difficult economic environment and our expectations regarding the potential impact on ABDC’s business of the re-pricing of a significant customer contract, and costs associated with the implementation of our Business Transformation project. The Committee intends that business unit performance goals should be challenging. At least once in the last five fiscal years, ABDC has not achieved target on one or more AIP financial performance measures applicable to any named executive officer. Mr. Neu’s leadership goals were to facilitate the successful implementation of our Business Transformation project, meet budgetary requirements for all ABDC regions, execute our strategy with respect to the distribution of generic products and provide executive leadership for our diversity and inclusion policy and program. The Committee determined that Mr. Neu met his leadership goals for fiscal year 2011.

Although the Committee has discretion to give a bonus even though the pre-established performance goals have not been met or otherwise adjust a bonus payout up or down, it has rarely exercised this discretion. The Committee did not award any discretionary bonus to any named executive officers for fiscal year 2011. However, the Committee determined that Mr. Yost was eligible to receive a full payout of his fiscal year 2011 bonus under the AIP in view of his contributions to the organization, including his efforts to implement our succession plan and ensure a smooth transition to a new Chief Executive Officer.

In November 2011, the Committee set fiscal year 2012 performance measures under the AIP, consistent with our Board-approved business plan. These measures include EPS and ROIC at the corporate level. At the business unit level, fiscal year 2012 AIP financial performance measures for our executive officers include ABDC pre-tax profit, ABDC gross profit and ABDC revenue for ABDC; ABSG pre-tax profit and ABSG revenue for AmerisourceBergen Specialty Group (ABSG); and ABCS EBIT for ABCS. The Committee determined that, for ABDC and ABSG, pre-tax profit is a more comprehensive measure than either EBIT or ROIC alone since pre-tax profit takes into account an intercompany capital charge when assessing EBIT performance. The Committee also determined that ABSG revenue is an appropriate financial performance measure because we want to incentivize executives to increase ABSG revenue and focus on ABSG market growth. The Committee also established leadership goals for each of the named executive officers, which included avoiding regulatory or legal failure within the executive’s area of organizational responsibility, executing specified business plans, facilitating organizational integration, promoting collaborative business relationships, developing succession plans and/or implementing corporate programs to address matters such as diversity, leadership development or employee satisfaction.

Fiscal year 2012 target incentive levels for the named executive officers range from 100% to 120% of base salary, with the opportunity for each named executive officer to earn an additional 50% of his target incentive level (or a maximum bonus, depending on the target incentive level, ranging from 150% to 180% of base salary) if we exceed our financial performance goals.

Long-Term Incentive.    We use annual equity incentive awards to align our management’s interests with those of our stockholders and to motivate continued efforts to achieve favorable financial results over the long-term. The use of equity incentives also supports our stock ownership requirements.

The Committee determines the number of equity incentives to award our named executive officers with reference to our target compensation philosophy and an assessment of individual performance. The Committee also takes into account the average annual burn rate for total equity incentives granted to employees so as to provide stock options and restricted stock to eligible employees (including the named executive officers) at a reasonable rate and cost to the company. The Committee considers the Chief Executive Officer’s recommendations as well as individual performance and expected future contributions. Each award is then divided approximately 75% in the form of stock options and 25% in the form of restricted stock (or restricted stock units). We believe that this mix provides an incentive to achieve favorable long-term results at a reasonable cost to the company.

In the aggregate, our named executive officers received options to purchase 506,250 shares of our common stock and were awarded 56,249 restricted shares (or restricted stock units) of our common stock. These awards represented approximately 16% of the total equity incentives granted to management and other employees in fiscal year 2011. We believe that it was appropriate to award approximately 16% of the annual equity incentives to our executive officers because they are in the best position to drive our future results and implement our long-term business strategy. Moreover, equity awards directly link the long-term wealth accumulation opportunity we provide our executives with our stockholders’ long-term interests. Equity incentives represented approximately 52% of Mr. Collis’s and between 36% - 54% of the total direct compensation of the other named executive officers (excluding Mr. Yost) in fiscal year 2011. In view of his pending retirement, Mr. Yost did not receive any equity awards in fiscal year 2011.

Stock options and restricted stock are subject to vesting and forfeiture provisions, described on page 42. In 2008, we amended our AmerisourceBergen Corporation Equity Incentive Plan, or EIP, to change the treatment of awards in retirement. As a result of the changes, for equity awards made in 2009 and beyond, when an executive retires, unvested awards will continue to vest according to their schedule and vested options will remain exercisable for the length of their original term (which is currently expected to be seven years). Equity awards made in 2009 and beyond that are held by current or former employees are subject to forfeiture and re-payment provisions for misconduct (including misconduct that leads to the restatement of our financial statements) or competitive behavior that is detrimental to the company. Retirement is defined as a voluntary termination of employment after age 62 with at least 60 months of continuous service. We believe that these requirements support our goal of retaining executives and aligning individual performance with our long-term growth. In addition, we believe that the post-retirement provisions provide an additional incentive for our executives, particularly those near retirement, to continue to focus on our long-term performance and, with the forfeiture and payment provisions, an added measure of protection against detrimental behavior by former employees.

Equity Award Grant Practices

We have a written policy on equity grants designed to formalize our equity grant practices and ensure that equity awards will be made on specified dates. The Committee reviews and approves annual stock option and restricted stock awards to executives and other eligible employees in the first calendar quarter of each year (around the time of our annual meeting of stockholders). We may make equity awards at other times during the year for new hires or other reasons, such as a job promotion or as a result of an acquisition. In accordance with our policy and our EIP, the Committee has delegated limited authority to the Chief Executive Officer to approve special grants to non-executive officers. These special awards may only be made on the 1st day of a month (or the next trading day, if the first day of the month is not a trading day). The Committee or the Board must approve any equity awards to the named executive officers.

The exercise price of any stock option award is the closing price of our common stock on the date of grant. We do not backdate or grant options or restricted stock retroactively. We generally schedule board and Committee meetings at least one year in advance and, as noted above, make annual equity awards to our named executive officers at around the same time every year. We do not time our equity awards to take advantage of the release of earnings or other major announcements by us or market conditions.

Other Compensation

Our named executive officers receive a limited amount of other benefits as part of a competitive compensation package. These benefits include a company matching contribution under our 401(k) plan, which is provided to all employee participants. We pay for tax and financial planning services for our executives to give them the opportunity to maximize the benefits from the compensation and benefits programs offered to them. We paid a car allowance for Mr. Yost while he was serving as Chief Executive Officer, which we view as reasonable in consideration of the substantial time and effort we expected him to devote to business travel, employee recruitment and developing customer relationships. In the aggregate, these other benefits constitute only a small percentage of each named executive officer’s total compensation. As previously disclosed, we paid Mr. Collis’s moving and other expenses associated with his relocation from Dallas, Texas to our corporate headquarters in Valley Forge, Pennsylvania in 2010. A portion of those expenses ($535,725) were paid to Mr. Collis in fiscal year 2011. The Committee approved the payment of relocation expenses to Mr. Collis under our executive relocation program to mitigate, in part, some of the loss that Mr. Collis would incur as a result of his relocation and sale of his home in Texas at a time when housing prices had declined significantly. The Committee believes that the payment of relocation expenses to our executives is appropriate and in the best interest of its stockholders in seeking to mitigate any personal loss and distraction when we ask our executives to move with their families to a new location for the purpose of leading and promoting the continued success of AmerisourceBergen and/or our business units.

Deferred Compensation

Executives may defer receipt of part or all of their cash compensation under our deferred compensation plan. The plan is intended to promote retention of executives by providing a long-term, tax efficient savings opportunity at low cost to us. Amounts deferred under the plan are allocated to the plan investment options chosen by the executive. The executive receives a quarterly adjustment in his or her account for any gains and losses on the amounts deferred under the plan.

Employee and Retirement Benefits

Core employee benefits are available to the named executive officers on the same basis as all domestic employees generally. These benefits include medical and dental coverage, disability insurance, life insurance and a 401(k) plan.

We offer a supplemental 401(k) plan to selected key management, including the named executive officers. We implemented this plan to address the absence of any non-legacy executive retirement plan following the 2001 merger to form the company and to permit executives to receive the full amount of the company match available for other employees generally under the 401(k) plan. This plan provides an annual contribution amount equal to 4% of a participant’s salary and bonus to the extent that his or her compensation exceeds IRS limits applicable to our 401(k) plan.

Mr. Yost, Mr. DiCandilo, Mr. Neu and Ms. Howell participate in certain pension plans and supplemental executive retirement plans that we maintain. These pension plans were in existence prior to the 2001 merger that formed our company and are now frozen with respect to participation and benefit accruals. These legacy plans are more fully described on pages 37-38.

Severance and Change in Control Benefits

Severance Benefits.    We provide severance benefits under specified circumstances to give executives a measure of financial security following the loss of employment, to protect the company from competitive activities after the departure of certain executives, and because we believe that these benefits are important to attract and retain our executives in a competitive industry. We will provide severance benefits if we discharge a named executive officer without cause or he leaves the company for good reason. Good reason means a reduction in base salary or our failure to comply with our obligations (including by diminishing the executive’s authority, duties and responsibilities) under his employment agreement. The terms of these benefits are set out in employment agreements and various plans, which are described on pages 39-42.

We do not provide severance benefits if a named executive officer is terminated for cause or leaves without good reason. In that case, we would only pay the amount of accrued obligations.

Change in Control.    We do not provide enhanced cash compensation in connection with a change in control of the company. We will accelerate the vesting of equity awards if a named executive officer’s employment is involuntarily terminated by us within two years after a change in control. We provide these benefits to provide financial protection to employees following an involuntary loss of employment in connection with a change in control and to enable our executives to focus on important business decisions should we be acquired without regard to how the transaction may affect them personally. We believe that this structure provides executives with an appropriate incentive to cooperate in completing a change in control transaction. The Board and the Committee also have discretion under our EIP to take certain actions in the event of a change in control. These actions include cancelling options that are not exercised within 30 days after a change in control; cashing out outstanding options; cancelling any restricted stock awards in exchange for the payment of cash, property or a combination of cash and property equal to the award’s value; or substituting other property (including securities of another entity) for awards granted under our EIP.

In addition, there is discretion under the AIP to pay cash bonuses during any year in which a change in control occurs. If this discretion is exercised, bonus payments would be based on performance for the portion of the fiscal year until the change in control event and paid within 75 days of the change in control.

Any payments that are made to the named executive officer as a result of termination are not intended to constitute excess parachute payments within the meaning of Section 280G of the Internal Revenue Code. The employment agreements of the named executive officers require us to reduce these payments, if necessary, to ensure that they do not constitute excess parachute payments.

Executive Stock Ownership

Our executives must own shares of our common stock in an amount equal to a multiple of their base salary. Stock ownership aligns management’s interests with those of our stockholders and provides a continuing incentive for management to focus on long-term growth. Under our executive stock ownership guidelines, Mr. Collis must own shares worth five times his base salary and the other named executive officers must own shares worth three times their base salaries. Executives who become subject to the guidelines have three years from the date of hire or change in status, whichever is later, to comply with the ownership requirements. Following its annual review, the Committee determined that each of the named executive officers is in compliance with the guidelines.

Derivatives Trading and Hedging Prohibition

No director, officer or employee may buy or sell options on our common stock or engage in short sales of our common stock. We also prohibit hedging the economic risk of ownership of our common stock. We discourage our employees from holding our stock in a margin account or pledging our stock as collateral for a loan. We have a written policy for our employees on these matters.

Tax and Accounting Considerations

In 2011, we paid cash compensation in the amount of $1,555,882 to Mr. Collis and $1,994,200 to Mr. Yost that was not deductible under Internal Revenue Code Section 162(m), which prohibits us from deducting compensation in excess of $1 million paid to the named executive officers (other than, under current rules, the chief financial officer). We have not taken action to date to structure the elements of cash compensation payable to our executive officers so as to comply specifically with federal tax law regarding the deductibility of compensation in excess of $1 million. We will continue to consider and evaluate all of our compensation programs in light of federal tax law and regulations.

Compensation Committee Report

The Compensation and Succession Planning Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in the 2012 Proxy Statement. Based on this review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the 2012 Proxy Statement and incorporated by reference into the company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011.

COMPENSATION AND SUCCESSION PLANNING COMMITTEE

Charles H. Cotros, Chairman
Richard C. Gozon
Edward E. Hagenlocker
Jane E. Henney, M.D.
Michael J. Long

Executive Compensation Tables

Summary Compensation Table

The following table sets forth the compensation paid to or earned during fiscal year 2011 by our President and Chief Executive Officer, Executive Vice President and Chief Financial Officer, the three other most highly compensated executive officers and our retired Chief Executive Officer, who we refer to in this Proxy Statement as the named executive officers.

(A) Name and Principal Position	(B) Year	(C) Salary	(D) Stock Awards	(E) Option Awards	(F) Non-Equity Incentive Plan Compensation	(G) Change in Pension Value and Nonqualified Deferred Compensation Earnings	(H) All Other Compensation	(I) Total
Steven H. Collis	2011	$834,634	$727,400	$1,326,600	$1,084,137	—	$637,111	$4,609,882
President and Chief Executive Officer	2010	$652,027	$536,676	$991,875	$1,077,510	$122,334	$1,281,303	$4,661,725
	2009	$572,669	$311,063	$653,625	$720,097	$43,706	$75,536	$2,376,696

Michael D. DiCandilo	2011	$709,424	$666,771	$1,216,050	$883,658	$337,165	$97,628	$3,910,696
Executive Vice President and	2010	$673,077	$536,676	$991,875	$1,039,290	$145,748	$81,668	$3,468,334
Chief Financial Officer	2009	$651,442	$325,887	$684,750	$775,884	$213,246	$70,203	$2,721,412

John G. Chou	2011	$373,653	$257,609	$469,838	$453,992	—	$51,944	$1,607,036
Executive Vice President,	2010	$330,456	$198,324	$366,563	$509,040	$6,635	$41,214	$1,452,232
General Counsel and Secretary	2009	$310,160	$94,812	$199,200	$298,615	$3,318	$34,759	$940,864

Peyton R. Howell	2011	$391,806	$181,850	$331,650	$514,640	$5,977	$57,851	$1,483,774
Senior Vice President Business
Development and President,
AmerisourceBergen Consulting
Services

David W. Neu	2011	$412,789	$212,146	$386,925	$441,000	$84,277	$50,858	$1,587,995
Senior Vice President and President, AmerisourceBergen Drug Corporation

R. David Yost	2011	$1,032,230	—	—	$1,781,430	$1,411,776	$180,540	$4,405,976
Retired Chief Executive Officer	2010	$1,255,514	$583,324	$1,078,125	$3,518,510	$837,887	$155,464	$7,428,824
	2009	$1,233,235	$370,324	$778,125	$3,027,461	$1,311,501	$133,659	$6,854,305

Salary (Column C)

The amounts reported as salary represent the base salaries paid to each of the named executive officers for each fiscal year shown. Amounts shown for Mr. Collis include $111,402, $90,600 and $31,732, respectively, deferred into our deferred compensation plan for fiscal years 2009, 2010 and 2011, respectively.

Stock Awards and Option Awards (Columns D and E)

The amounts reported in Columns D and E represent the grant date fair value for equity awards shown in accordance with Accounting Standards Codification No. 718 disregarding the estimate of forfeitures related to service-based vesting conditions. On July 1, 2011, Mr. Yost forfeited unvested stock options to purchase 46,875 shares of our common stock in accordance with the provisions of our EIP. There were no forfeitures by any of the other named executive officers in fiscal year 2011 or by any of the named executive officers in fiscal years 2010 or 2009. See Note 9 to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2011 relating to assumptions made in the valuation.

Long-term equity incentive awards are made pursuant to our EIP. Annual equity awards generally are divided approximately 75% in the form of stock options and 25% in the form of restricted stock (or restricted stock units). Restricted stock awards vest on the third anniversary of the grant date. Unvested restricted stock (or restricted stock units) is forfeited if the executive leaves the company prior to vesting, except by reason of death, disability or an involuntary termination of employment within two years after a change in control. In accordance with the dividend rate applicable to the declaration of dividends on our common stock from time to time, dividends on unvested restricted stock (and restricted stock units) are accrued and paid upon vesting. The dividend rate is not preferential. A restricted stock unit is a grant of shares of our common stock that is delivered at the time and to the extent that the shares vest. Because of the different treatment between restricted stock and restricted stock units for federal income tax purposes that results when an individual has attained retirement age but continues to work with us, we awarded Mr. Yost restricted stock units in lieu of restricted stock in fiscal years 2009 and 2010. Mr. Yost did not receive an equity award in 2011.

Stock options have an exercise price equal to the closing price of our common stock on the date of grant. Stock options vest 25% per year beginning on the first anniversary of the grant date and may be exercised over a term of seven (7) years from the date of grant for those stock options granted on or after February 27, 2008. Unvested options granted before 2009 normally cease to vest upon any termination of employment other than involuntary termination of employment within two years after a change in control. If we terminate a named executive officer for cause, all outstanding options (vested and unvested) are immediately cancelled. (See page 42 for a description of the impact of termination of employment on vesting and exercisability of restricted stock and stock options.)

Non-Equity Incentive Plan Compensation (Column F)

The amounts reported in Column F represent the annual cash bonuses awarded to the named executive officers under our AIP plan for the fiscal year shown. Cash bonuses were calculated based on the degree to which the named executive officer achieved the performance criteria established for him or her by the Compensation and Succession Planning Committee in the preceding November and approved by the committee and paid in the November following the close of the applicable fiscal year. The amounts shown for Mr. Yost for fiscal years 2009 and 2010 also include $1,350,000 accrued each year as a result of the satisfaction of performance criteria under a long-term incentive award. This amount will not be paid to Mr. Yost until at least 13 months after July 1, 2011, the date of his retirement.

Under the AIP, payment of cash bonus depends upon the achievement of pre-established performance goals for the fiscal year. Cash bonus payments depend primarily on the achievement of financial performance goals and secondarily on individual leadership goals. We use a mix of financial performance goals at the corporate and, depending on the named executive officer, business unit level. In fiscal year 2011, corporate level financial performance measures were EPS and ROIC and business unit financial performance measures for certain named executive officers were ABDC pre-tax profit and gross profit and ABCS EBIT. (See cash bonus discussion on pages 26-28 under “Compensation Discussion and Analysis.”)

Change in Pension Value and Non-Qualified Deferred Compensation Earnings (Column G)

The amounts reported in Column G include the aggregate year-to-year change in the actuarial present value of the accumulated benefit measured as of September 30, 2011 under the AmerisourceBergen Corporation Participating Companies Pension Plan and AmerisourceBergen Drug Corporation Supplemental Retirement Plan for Mr. DiCandilo and Mr. Yost and the Bergen Brunswig Supplemental Retirement Plan for Ms. Howell and Mr. Neu.

We do not provide above-market or preferential earnings on deferred compensation.

All Other Compensation (Column H)

The following table shows the specific components of the amounts shown for fiscal year 2011 in Column H of the Summary Compensation Table:

Name	Year	Employee Investment Plan (1)	Supplemental 401(k) Plan (2)	Financial Planning	Dividends Paid Upon Vesting of Restricted Stock	Airline Membership Dues	Travel	Car Allowance/ Other (3)	Relocation	Total
Steven H. Collis	2011	$12,250	$60,724	$14,459	$13,416	—	$537	—	$535,725	$637,111
Michael D. DiCandilo	2011	$12,250	$59,166	$12,125	$14,087	—	—	—	—	$97,628
John G. Chou	2011	$12,341	$24,297	$11,952	$3,354	—	—	—	—	$51,944
Peyton R. Howell	2011	$11,851	$28,431	$12,533	$4,025	—	$1,011	—	—	$57,851
David W. Neu	2011	$12,250	$28,514	$5,073	$4,696	$325	—	—	—	$50,858
R. David Yost	2011	$12,250	$127,555	$12,478	$16,771	$375	$195	$10,916	—	$180,540

(1)	These amounts represent company contributions under the AmerisourceBergen Employee Investment Plan, our 401(k) plan, which were posted to the executives’ accounts during fiscal year 2011.

(2)	These amounts represent company contributions to the AmerisourceBergen Corporation Supplemental 401(k) Plan, which were posted to the executives’ accounts during fiscal year 2011.

(3)	The amount reflected for Mr. Yost represents auto allowance paid in fiscal year 2011 and COBRA payments made in connection with his retirement on July 1, 2011.

Grants of Plan Based Awards

The following table sets forth certain information regarding grants of plan-based awards to each of our named executive officers during fiscal year 2011.

Name	Type	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/ Sh)	Grant Date Fair Value of Stock and Option Awards ($) (2)
			Threshold ($) (1)	Target ($) (1)	Maximum ($) (1)
Steven H. Collis	Restricted Stock	2/16/2011	—	—	—	20,000	—	—	$727,400
	Nonqualified Stock Option	2/16/2011	—	—	—	—	180,000	$36.37	$1,326,600
	Annual Cash Bonus	n/a	$187,316	$933,313	$1,399,970	—	—	—	—
Michael D. DiCandilo	Restricted Stock	2/16/2011	—	—	—	18,333	—	—	$666,771
	Nonqualified Stock Option	2/16/2011	—	—	—	—	165,000	$36.37	$1,216,050
	Annual Cash Bonus	n/a	$152,678	$760,725	$1,141,088	—	—	—	—
John G. Chou	Restricted Stock	2/16/2011	—	—	—	7,083	—	—	$257,609
	Nonqualified Stock Option	2/16/2011	—	—	—	—	63,750	$36.37	$469,838
	Annual Cash Bonus	n/a	$117,511	$390,833	$586,250	—	—	—	—
Peyton R. Howell	Restricted Stock	2/16/2011	—	—	—	5,000	—	—	$181,850
	Nonqualified Stock Option	2/16/2011	—	—	—	—	45,000	$36.37	$331,650
	Annual Cash Bonus	n/a	$81,726	$407,000	$610,500	—	—	—	—
David W. Neu	Restricted Stock	2/16/2011	—	—	—	5,833	—	—	$212,146
	Nonqualified Stock Option	2/16/2011	—	—	—	—	52,500	$36.37	$386,925
	Annual Cash Bonus	n/a	$87,894	$437,500	$656,250	—	—	—	—
R. David Yost	Restricted Stock	n/a	—	—	—	—	—	—	—
	Nonqualified Stock Option	n/a	—	—	—	—	—	—	—
	Annual Cash Bonus	n/a	$307,809	$1,533,600	$2,300,400	—	—	—	—

(1)	These amounts represent possible payouts of fiscal year 2011 cash bonuses under the AIP. The amounts shown in the “Threshold” column represent the minimum amount payable under the AIP plan based on the assumption that corporate and business unit performance exceeded the thresholds established for the financial performance goals and individual leadership goals were met. We do not pay bonus for performance that is at or below the threshold established for the financial performance goals. For performance that exceeds threshold but does not meet target, bonus payments are based on the level of performance and are increased ratably until target is reached. The actual payouts under the AIP to our named executive officers for fiscal year 2011 are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)	Amounts in this column represent the grant date fair value of restricted stock, restricted stock units and stock options. For the grant date February 16, 2011, the dollar value shown for restricted stock and restricted stock units is based on the closing price of our common stock of $36.37 per share on February 16, 2011. The dollar value shown for nonqualified stock options was determined on the basis of a binomial method of valuation.

Outstanding Equity Awards at 2011 Fiscal Year End

The following table provides information on the current holdings of stock options and restricted stock (or restricted stock unit) awards by our named executive officers as of September 30, 2011. The market value of the shares set forth under the “Stock Awards” column was determined by multiplying the number of unvested shares by the closing price of our common stock of $37.27 per share on September 30, 2011, the last trading day of fiscal year 2011.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#) (2)	Market Value of Shares or Units of Stock that Have Not Vested ($)
Steven H. Collis	03/08/2004	245,258	—	$14.06	03/08/2014	—	—
	03/03/2005	245,258	—	$15.20	03/03/2015	—	—
	02/08/2006	145,622	—	$21.26	02/08/2016	—	—
	02/15/2007	153,286	—	$27.07	02/15/2017	—	—
	02/27/2008	112,500	37,500	$21.46	02/27/2015	—	—
	02/19/2009	78,750	78,750	$17.78	02/19/2016	17,500	$652,225
	03/03/2010	43,125	129,375	$28.00	03/03/2017	19,167	$714,354
	02/16/2011	—	180,000	$36.37	02/16/2018	20,000	$745,400

		1,023,799	425,625			56,667	$2,111,979
Michael D. DiCandilo	03/03/2005	245,258	—	$15.20	03/03/2015	—	—
	02/08/2006	153,286	—	$21.26	02/08/2016	—	—
	02/15/2007	160,950	—	$27.07	02/15/2017	—	—
	02/27/2008	118,125	39,375	$21.46	02/27/2015	—	—
	02/19/2009	82,500	82,500	$17.78	02/19/2016	18,334	$683,308
	03/03/2010	43,125	129,375	$28.00	03/03/2017	19,167	$714,354
	02/16/2011	—	165,000	$36.37	02/16/2018	18,333	$683,271

		803,244	416,250			55,834	$2,080,933
John G. Chou	03/03/2005	33,518	—	$15.20	03/03/2015	—	—
	02/08/2006	21,460	—	$21.26	02/08/2016	—	—
	02/15/2007	30,656	—	$27.07	02/15/2017	—	—
	02/27/2008	28,125	9,375	$21.46	02/27/2015	—	—
	02/19/2009	24,000	24,000	$17.78	02/19/2016	5,334	$198,798
	03/03/2010	15,937	47,813	$28.00	03/03/2017	7,083	$263,983
	02/16/2011	—	63,750	$36.37	02/16/2018	7,083	$263,983

		153,696	144,938			19,500	$726,764
Peyton R. Howell	02/08/2006	45,984	—	$21.26	02/08/2016	—	—
	02/15/2007	45,984	—	$27.07	02/15/2017	—	—
	02/27/2008	33,750	11,250	$21.46	02/27/2015	—	—
	02/19/2009	22,500	22,500	$17.78	02/19/2016	5,000	$186,350
	03/03/2010	11,250	33,750	$28.00	03/03/2017	5,000	$186,350
	06/01/2010	937	2,813	$30.81	06/01/2017	417	$15,542
	02/16/2011	—	45,000	$36.37	02/16/2018	5,000	$186,350

		160,405	115,313			15,417	$574,592
David W. Neu	02/27/2008	13,125	13,125	$21.46	02/27/2015	—	—
	02/19/2009	—	27,000	$17.78	02/19/2016	6,000	$223,620
	03/03/2010	14,062	42,188	$28.00	03/03/2017	6,250	$232,938
	02/16/2011	—	52,500	$36.37	02/16/2018	5,833	$217,396

		27,187	134,813			18,083	$673,954
R. David Yost	03/03/2005	347,448	—	$15.20	07/01/2014	—	—
	02/08/2006	199,272	—	$21.26	07/01/2014	—	—
	02/15/2007	214,600	—	$27.07	07/01/2014	—	—
	02/27/2008	140,625	—	$21.46	07/01/2014	—	—
	02/19/2009	93,750	93,750	$17.78	02/19/2016	20,834	$776,483
	03/03/2010	46,875	140,625	$28.00	03/03/2017	20,833	$776,446
	02/16/2011	—	—	—	—	—	—

		1,042,570	234,375			41,667	$1,552,929

(1)	The options shown in this column have not vested and will vest at a rate of 25% per year over four years from the date of grant.

(2)	These restricted stock (or restricted stock unit) awards will vest 100% on the third anniversary of the date of grant.

Option Exercises and Stock Vested in Fiscal Year 2011

The following table sets forth the number of shares acquired and the value realized upon exercise of stock options and vesting of restricted stock during fiscal year 2011 by each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Steven H. Collis	—	—	16,666	$623,142
Michael D. DiCandilo	345,076	$8,325,982	17,500	$654,325
John G. Chou	63,356	$1,438,784	4,166	$155,767
Peyton R. Howell	77,666	$1,975,867	5,000	$186,950
David W. Neu	67,150	$1,039,448	5,834	$218,133
R. David Yost	1,164,972	$22,205,187	20,834	$778,983

(1)	Value realized on exercise is based on the fair market value of our common stock on the date of exercise minus the exercise price and does not necessarily reflect proceeds actually received by the named executive officer.

(2)	Value realized on vesting is based on the fair market value of our common stock on the date of vesting before tax withholding and does not necessarily reflect proceeds actually received by the named executive officer.

Pension Benefits

The following table provides information concerning pension benefits and supplemental retirement benefits for Messrs. DiCandilo, Neu and Yost and Ms. Howell. The other named executive officers do not participate in any pension or supplemental pension plan.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit (1)	Payments During Last Fiscal Year ($)
Michael D. DiCandilo	Pension Plan	16.8	$231,143	—
	Supplemental Retirement Plan	16.8	$708,034	—
Peyton R. Howell	Supplemental Executive Retirement Plan	12.5	$55,648	—
David W. Neu	Supplemental Executive Retirement Plan	21.5	$1,105,003	—
R. David Yost	Pension Plan	32.8	$1,034,942	—
	Supplemental Retirement Plan	32.8	$6,756,244	—

(1)	The present value of the accumulated benefit is calculated as of the September 30, 2011 pension plan measurement date using a discount rate of 4.60% and the Mortality Table required by the Internal Revenue Service for minimum funding calculations, except for Mr. Yost’s Supplemental Retirement Plan, which was paid as a lump sum on January 1, 2012, and was determined using minimum lump sum factors as required by the Internal Revenue Service. See Note 8 to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2011 for assumptions used to estimate the benefit obligation.

AmerisourceBergen Corporation Participating Companies Pension Plan.    We maintain a qualified defined benefit pension plan for employees who meet the plan’s eligibility requirements. Mr. DiCandilo and Mr. Yost participate in the pension plan. This pension plan was frozen as to new participants shortly after the August 2001 merger that formed AmerisourceBergen. Employees first hired after September 14, 2001 are not eligible to participate in the pension plan unless they are subject to the terms of a collective bargaining agreement with us that provides for such participation. Effective August 1, 2004, no collective bargaining agreements allow new participants to participate in the pension plan. In addition, the pension plan has been amended so that participants have ceased to earn any additional benefits under the plan for any compensation paid or services performed after June 30, 2007. Accordingly, the maximum benefits payable to participants were frozen as of June 30, 2007. Executive officers and other participants are entitled to annual pension benefits upon retirement at age 65 with at least five years of service. The benefit is equal to the number of years of credited service multiplied by 1% of the average annual compensation earned during the three consecutive years within the last ten years of participation in the pension plan that yield the highest average. The pension plan provides for early retirement at age 55 with at least 5 years of service. If an executive retires early, benefits will be reduced by 3.33% for each year between ages 55 and 60 and by 6.67% for each year between ages 60 and 65. None of the currently serving named executive officers are eligible for early retirement under the pension plan. All pension plan costs are paid by us and the plan and benefits are funded on an actuarial basis. Compensation earned by executive officers for purposes of the pension plan includes salaries and bonuses paid prior to July 1, 2007, subject to limitations under the Employee Retirement Income Security Act of 1974, as amended, and the Internal Revenue Code as in effect during the year the wages were paid. As required by federal law, the pension plan limits the maximum annual benefits payable at Social Security retirement age as a single life annuity to the lesser of $195,000 or 100% of a plan participant’s average total taxable earnings during his or her highest three consecutive calendar years of participation, subject to certain exceptions for benefits which accrued prior to September 30, 1988.

AmerisourceBergen Drug Corporation Supplemental Retirement Plan.    We maintain a supplemental retirement plan in which Mr. DiCandilo and Mr. Yost participate. Benefits under the supplemental retirement plan were frozen as of June 30, 2007. Coverage under the supplemental retirement plan is limited to certain participants in the pension plan whose benefits under the pension plan are limited due to (i) restrictions imposed by the Internal Revenue Code on the amount of benefits to be paid from a tax-qualified plan, (ii) restrictions imposed by the Internal Revenue Code on the amount of an employee’s compensation that may be taken into account in calculating benefits to be paid from a tax-qualified plan, or (iii) any reductions in the amount of compensation taken into account under the pension plan due to an employee’s participation in certain deferred compensation plans sponsored by AmerisourceBergen or one of its subsidiaries. The supplemental plan provides for a supplement to the annual pension benefit paid under the pension plan to certain individuals who are pension participants and who have been employed by AmerisourceBergen or one of its subsidiaries for five continuous years or who suffer a total and permanent disability while employed by AmerisourceBergen or one of its subsidiaries, and to the pre-retirement death benefits payable under the pension plan on behalf of such participants who die with a vested interest in the pension plan. The amount of the supplement will be the difference, if any, between the pension or pre-retirement death benefit paid under the pension plan and that which would otherwise have been payable but for the restrictions imposed by the Internal Revenue Code and any reduction in the participant’s compensation for purposes of the pension plan due to his or her participation in certain deferred compensation plans of AmerisourceBergen or one of its subsidiaries. The supplemental retirement benefit is payable in a lump sum upon termination, subject to any restrictions imposed under regulations under Section 409A of the Internal Revenue Code governing deferred compensation.

Bergen Brunswig Supplemental Executive Retirement Plan.    We maintain a supplemental retirement plan for certain individuals who were designated officers and directors of one of our predecessor companies, Bergen Brunswig Corporation. Ms. Howell and Mr. Neu participate in this supplemental retirement plan. The plan was frozen as to new participants and compensation as of September 30, 2003. The plan is referred to as a “target” benefit plan because the plan seeks to provide a target level of retirement income for each participant based on a variety of factors. In general, benefits are determined based on a percentage of average compensation earned during the five years preceding the earlier of termination of employment or December 31, 2001, reduced by certain amounts, including, among others, the participant’s social security payments and other retirement benefits payable to the participant. A $5,000 funeral benefit is payable to a participant’s estate if the participant dies before the termination of employment. Under this plan, benefits become fully vested after five years of service or the attainment of age 62 while employed by us. Benefits are payable in a lump sum or in the form of a joint and survivor annuity, consisting of monthly payments to the participant for life. Upon the participant’s death, a specified percentage of the monthly benefit will be paid to the participant’s surviving beneficiary for the beneficiary’s remaining life. Benefits payable under the plan are subject to any restrictions imposed under Section 409A of the Internal Revenue Code governing deferred compensation.

Non-Qualified Defined Contribution and Other Deferred Compensation in Fiscal Year 2011

The following table sets forth information regarding participation by the named executive officers in AmerisourceBergen’s deferred compensation plan and supplemental 401(k) plan during fiscal year 2011 and at fiscal year end.

Name	Executive Contributions in Last Fiscal Year to Deferred Compensation Plan ($) (1)	AmerisourceBergen Contributions in Last Fiscal Year to AmerisourceBergen Corporation Supplemental 401(k) Plan ($) (1)	Earnings in Last Fiscal Year in Deferred Compensation Plan ($) (2)	Earnings in Last Fiscal Year in Supplemental 401(k) Plan ($) (2)	Aggregate Withdrawals / Distributions ($)	Balance at Last Fiscal Year End in Deferred Compensation Plan ($)	Balance at Last Fiscal Year End in Supplemental 401(k) Plan ($)
Steven H. Collis	$31,732	$60,723	($16,533)	($7,048)	—	$1,045,308	$194,403
Michael D. DiCandilo	—	$59,166	($375)	($7,251)	—	$22,718	$236,656
John G. Chou	—	$24,297	—	($1,689)	—	—	$102,202
Peyton R. Howell	—	$28,431	—	($5,402)	—	—	$213,498
David W. Neu	—	$28,514	—	($1,989)	—	—	$117,325
R. David Yost	—	$127,554	—	($4,033)	—	—	$558,242

(1)	The amounts shown as contributions to the deferred compensation plan and the supplemental 401(k) plan are also reported as compensation to the named executive officer in the Summary Compensation Table.

(2)	Amounts shown represent the net change to the named executive officer’s account in fiscal year 2011 for the aggregate gains and losses on the plan investments under the supplemental 401(k) plan and the deferred compensation plan. The amounts shown are not considered above market or preferential earnings and are not reported as compensation in the Summary Compensation Table.

Deferred Compensation Plan.    Eligible executive officers may elect to defer up to 50% of their annual cash compensation and have the deferred amount credited in an account under the deferred compensation plan. Deferral elections are made in December for compensation to be earned in the next year. Election forms must be filed for each year an executive officer wishes to defer compensation and each form shall specify the method of payment of benefits and the time such payment is to commence. Participants select the investment options under the plan and may change their election at any time by contacting the plan administrator. Aggregate earnings and losses on plan investments are credited to participants’ accounts on a quarterly basis. The deferred benefits will be distributed by us in accordance with the terms of the plan and payment will be made at the times elected by the executive officer in accordance with the election form. An executive officer must specify whether he or she wishes to receive payment starting in the year of retirement or in the year after retirement and may elect to receive the deferred benefits (i) over annual periods ranging from three to fifteen years and payable in quarterly installments or (ii) in a single distribution. We pay all costs and expenses incurred in the administration of the plan.

AmerisourceBergen Corporation Supplemental 401(k) Plan.    Selected key management, including all of the named executive officers, participates in the supplemental 401(k) plan. The supplemental 401(k) plan credits the account of each eligible participant with an annual amount equal to four percent (4%) of the participant’s base salary and bonus incentive to the extent that his or her compensation exceeds the annual compensation limit established for our 401(k) plan by the Internal Revenue Code. The compensation limit is $245,000 for 2011. Annual accruals under the executive plan commenced effective as of January 1, 2006. In addition to annual accruals, certain eligible participants were credited with an initial amount based on his or her service after the merger in 2001 to form AmerisourceBergen. Fidelity Investments administers the supplemental 401(k) plan. Participants will be permitted to allocate the amounts in their accounts among investment options specified by the supplemental 401(k) plan administrator from time to time. Such allocation will be only for the purposes of determining gains and losses based on the performance of the underlying investments. Fidelity will credit participant accounts with plan benefits following the close of each calendar year. Account balances under the supplemental 401(k) plan do not vest in full until an employee reaches age 62 (or age 55 with more than 15 years of service), except that vesting is accelerated for disability, death and a change in control (as long as the participant is employed by the company on the date of the change in control). If a participant is terminated for cause, he or she forfeits all vested and unvested account balances under the supplemental 401(k) plan.

Employment Agreements

We have employment agreements with each of our named executive officers. The employment agreements are substantially similar in form and substance. Each employment agreement provides the following:

•	Continuation of base salary in effect for the named executive officer, subject to increase in accordance with our prevailing practice from time to time.

•	Incentive compensation, bonus and benefits in accordance with our prevailing practice from time to time.

•	Rights on our part to terminate the executive for cause or without cause.

•

Rights on the executive’s part to terminate for good reason (upon at least 60 days’ prior written notice and opportunity for the company to cure) or without good reason (upon at least 30 days’ prior written notice).

•

During, and for a period of two years following termination of employment, each of the named executive officers has agreed not to (i) compete, directly or indirectly, with any business in which we or our subsidiaries engage or are considering for development or investment or (ii) solicit any of our employees for employment. The non-compete obligation of our named executive officers also includes the obligation to abide by non-compete obligations to which we are subject as a result of a divestiture or other contractual restrictions.

Potential Payments upon Termination of Employment or Change in Control

Termination of Employment without Cause or Resignation with Good Reason.    Our named executive officers’ employment agreements provide for severance payments in the event that we terminate their employment without cause or they leave the company for good reason. The table below identifies what would constitute cause or good reason to terminate employment under the agreements:

Cause for termination means:	Good reason for termination means:
Continued failure to substantially perform job duties	Reduction in base salary
Willful misconduct	Diminution of authority, duties or responsibilities
Conviction of a felony or a misdemeanor involving moral turpitude that materially harms the company	Failure to provide agreed position or pay

In order to receive severance payments, the named executive officer must sign a release of any and all claims relating to his or her employment with us. These benefits, which are generally payable for a period of two years following the loss of employment unless otherwise noted, include:

•	payment of base salary and bonus (based on the average annual bonuses paid in the preceding 3 years);

•	reimbursement of costs incurred by the executive to continue health coverage after the termination of employment;

•	executive outplacement assistance;

•

if the termination occurs after bonuses for the preceding fiscal year are paid to employees generally, a pro rata target bonus for the year of termination of employment (paid when bonuses are paid to employees generally); and

•	accrued but unpaid cash compensation, such as unpaid base salary, vacation pay and business expenses (paid in a lump sum within 30 days of termination of employment).

To the extent compliance with Section 409A of the Internal Revenue Code is necessary to avoid the application of an excise tax to any of the foregoing payments and benefits, the employment agreements provide for deferral (without interest) of any affected amounts due in the six months following the termination of employment.

Termination of Employment with Cause or Resignation without Good Reason.    If we fire an executive for cause or he resigns without good reason, we will not pay the executive any cash severance. We will, however, pay him accrued but unpaid cash compensation through the date of termination. These amounts will include base salary through the date of termination, declared but unpaid bonus, accrued vacation pay and outstanding employee business expenses.

Disability or Death.    If a named executive officer becomes disabled or dies, we will pay the executive, or his or her estate, the executive’s pro rata target bonus and an amount equal to his or her accrued but unpaid cash compensation (including base salary, vacation pay and outstanding business expenses). We will pay this amount in a lump sum in cash within 30 days from the date of disability or death, except for the portion attributable to the cash bonus. That amount will be paid when the annual bonuses are paid to all employees generally.

Retirement and Deferred Compensation Benefits.    Following retirement or termination of employment, our named executive officers will receive payment of retirement benefits and deferred compensation benefits under various plans in which they participate. The value of those benefits as of September 30, 2011 is set forth on pages 37 and 38 in the tables entitled “Pension Benefits” and “Nonqualified Defined Contribution and Other Deferred Compensation.” There are no special or enhanced benefits under those plans for our named executive officers except that any account balances under the supplemental 401(k) plan would vest upon an executive’s disability or death or as a result of a change in control of the company as long as the executive is employed by us on the date of the change in control.

Change in Control.

We do not provide cash severance or enhanced benefits under the employment agreements with our named executive officers solely in connection with a change in control of the company. Certain of our benefit plans provide for accelerated vesting in connection with a change in control as follows:

•	account balances under the supplemental 401(k) plan would immediately vest upon a change in control as long as the executive is still employed by us; and

•	unvested stock options will vest and restrictions on stock awards will lapse if the executive is involuntarily terminated by us, whether or not for cause, within two years after a change in control.

In addition, there are some circumstances where an award of benefits in connection with a change in control of the company is discretionary. Our internal benefits committee has discretion under our AIP to pay bonuses to eligible employees during any year in which a change in control occurs. If this discretion is exercised, bonus payments would be based on performance for the portion of the fiscal year until the change in control event and paid within 75 days of the change in control. In the event of a change in control, the Board may, in its discretion, cancel outstanding options that are not exercised within 30 days of the change in control, cash out the value of outstanding options or restricted stock or make any other adjustments it deems appropriate under the EIP. The Board may also cancel any award made under the EIP in exchange for payment of an equal value in cash or stock.

No payments made to a named executive officer as a result of termination may constitute excess parachute payments within the meaning of Section 280G of the Internal Revenue Code. The employment agreements require us to reduce, if necessary, the amount of severance due to the named executive officers in connection with a termination of employment to ensure that such payments do not constitute excess parachute payments.

Potential Payments upon Termination of Employment or Change in Control

The table below quantifies the potential payments that would be owed to each named executive officer under various scenarios involving the termination of employment or change in control of the company as of September 30, 2011, the last business day of fiscal year 2011. The amounts presented are in addition to accumulated pension benefits and the balances under our deferred compensation plan (set forth on pages 37 and 38):

Name	Benefit	Retirement	Death and Termination with Disability	Termination by Executive without Good Reason	Termination by Company without Cause or by Executive for Good Reason	Termination by Company for Cause	Change in Control	Involuntary Termination with or without Cause within Two Years of Change in Control (1)
Steven H. Collis	Accrued Unpaid Salary	N/A	$20,288	$20,288	20,288	$20,288	—	—
	2011 Bonus	N/A	$933,313	—	933,313	—	—	—
	Salary Continuation	N/A	—	—	2,110,000	—	—	—
	Bonus Continuation	N/A	—	—	1,558,468	—	—	—
	COBRA Premiums	N/A	—	—	35,670	—	—	—
	Outplacement	N/A	—	—	45,000	—	—	—
	Accelerated Vesting of Equity (2)	N/A	$5,601,392	—	—	—	—	$5,601,392
	Incremental Pension Benefits (3)	N/A	—	—	—	—	—	—
	Supplemental 401(k) Plan (4)	N/A	$194,403	—	—	—	$194,403	—

	Total	N/A	$6,749,396	$20,288	$4,702,739	$20,288	$194,403	$5,601,392
Michael D. DiCandilo	Accrued Unpaid Salary	N/A	$13,933	$13,933	$13,933	$13,933	—	—
	2011 Bonus	N/A	$760,725	—	$760,725	—	—	—
	Salary Continuation	N/A	—	—	$1,449,000	—	—	—
	Bonus Continuation	N/A	—	—	$1,631,831	—	—	—
	COBRA Premiums	N/A	—	—	$36,460	—	—	—
	Outplacement	N/A	—	—	$45,000	—	—	—
	Accelerated Vesting of Equity (2)	N/A	$5,659,596	—	—	—	—	$5,659,596
	Incremental Pension Benefits (3)	N/A	—	—	—	—	—	—
	Supplemental 401(k) Plan (4)	N/A	$236,656	—	—	—	$236,656	—

	Total	N/A	$6,670,910	$13,933	$3,936,949	$13,933	$236,656	$5,659,596
John G. Chou	Accrued Unpaid Salary	N/A	$8,077	$8,077	$8,077	$8,077	—	—
	2011 Bonus	N/A	$390,832	—	$390,832	—	—	—
	Salary Continuation	N/A	—	—	$840,000	—	—	—
	Bonus Continuation	N/A	—	—	$665,015	—	—	—
	COBRA Premiums	N/A	—	—	$32,397	—	—	—
	Outplacement	N/A	—	—	$45,000	—	—	—
	Accelerated Vesting of Equity (2)	N/A	$1,843,465	—	—	—	—	$1,843,465
	Incremental Pension Benefits (3)	N/A	—	—	—	—	—	—
	Supplemental 401(k) Plan (4)	N/A	$102,202	—	—	—	$102,202	—

	Total	N/A	$2,344,576	$8,077	$1,981,321	$8,077	$102,202	$1,843,465
Peyton R. Howell	Accrued Unpaid Salary	N/A	$7,827	$7,827	$7,827	$7,827	—	—
	2011 Bonus	N/A	$407,000	—	$407,000	—	—	—
	Salary Continuation	N/A	—	—	$814,000	—	—	—
	Bonus Continuation	N/A	—	—	—	—	—	—
	COBRA Premiums	N/A	—	—	$35,670	—	—	—
	Outplacement	N/A	—	—	$45,000	—	—	—
	Accelerated Vesting of Equity (2)	N/A	$1,562,626	—	—	—	—	$1,562,626
	Incremental Pension Benefits (3)	N/A	$17,565	$17,565	$17,565	—	—	—
	Supplemental 401(k) Plan (4)	N/A	$213,498	—	—	—	$213,498	—

	Total	N/A	$2,208,516	$25,392	$1,327,062	$7,827	$213,498	$1,562,626
David W. Neu	Accrued Unpaid Salary	N/A	$9,615	$9,615	$9,615	$9,615	—	—
	2011 Bonus	N/A	$437,500	—	$437,500	—	—	—
	Salary Continuation	N/A	—	—	$1,000,000	—	—	—
	Bonus Continuation	N/A	—	—	$908,941	—	—	—
	COBRA Premiums	N/A	—	—	$35,670	—	—	—
	Outplacement	N/A	—	—	$45,000	—	—	—
	Accelerated Vesting of Equity (2)	N/A	$1,846,157	—	—	—	—	$1,846,157
	Incremental Pension Benefits (3)	N/A	$227,392	$227,392	$227,392	—	—	—
	Supplemental 401(k) Plan (4)	N/A	$117,325	—	—	—	$117,325	—

	Total	N/A	$2,637,989	$237,007	$2,664,118	$9,615	$117,325	$1,846,157
R. David Yost (5)	Accrued Unpaid Salary	—	N/A	N/A	N/A	N/A	N/A	N/A
	2011 Bonus	$1,533,600	N/A	N/A	N/A	N/A	N/A	N/A
	Salary Continuation	—	N/A	N/A	N/A	N/A	N/A	N/A
	Bonus Continuation	—	N/A	N/A	N/A	N/A	N/A	N/A
	COBRA Premiums	$3,163	N/A	N/A	N/A	N/A	N/A	N/A
	Outplacement	—	N/A	N/A	N/A	N/A	N/A	N/A
	Accelerated Vesting of Equity (2)	—	N/A	N/A	N/A	N/A	N/A	N/A
	Incremental Pension Benefits (3)	—	N/A	N/A	N/A	N/A	N/A	N/A
	Supplemental 401(k) Plan (4)	—	N/A	N/A	N/A	N/A	N/A	N/A

	Total	$1,536,763	N/A	N/A	N/A	N/A	N/A	N/A

(1)	The benefits shown are in addition to any amounts that the executive would receive (i) as a result of the accelerated vesting of account balances under the supplemental 401(k) plan upon a change in control, as shown in the column “Change in Control,” or (ii) if the termination of his or her employment was without cause, as shown in the column “Termination by Company without Cause or by Executive for Good Reason.” Applying the Section 280G analysis to benefits otherwise payable to Mr. Collis, Mr. Chou, Ms. Howell and Mr. Neu in the event of a change in control and an involuntary termination of employment as of September 30, 2011 would result in a reduction in benefits in the amount of $1,829,378, $1,830,835, $255,806 and $553,278, respectively.

(2)	The value of the accelerated vesting of unvested restricted stock is calculated by multiplying the number of shares of unvested restricted stock held by the named executive officer as of September 30, 2011 by $37.27, the closing price of our common stock on that date. The value of the accelerated vesting of unvested options is calculated by multiplying the number of unvested options held by the named executive officer on September 30, 2011 by the difference between the exercise price of the options and $37.27, the closing price of a share of our common stock on that date. Unvested restricted stock vests in the case of disability, death or an involuntary termination of employment within two years of a change in control of the company. Unvested stock options vest upon an involuntary termination of employment within two years of a change in control of the company.

(3)	The amounts shown as incremental pension and supplemental retirement benefits payable in the event that the named executive officer’s employment had been terminated as of September 30, 2011 represent the increase, if any, in the actual benefit, payable as a lump sum, over the present value of the accumulated benefit shown in the Pension Benefits table. The lump sum amounts were calculated using the RP 2000 Mortality table, with life expectancy projected in accordance with IRS rules and the applicable minimum present value segment interest rates. Benefits under the supplemental retirement plans may be forfeited if a participant is terminated for cause or engages in conduct that is detrimental to AmerisourceBergen, such as joining a competitor.

(4)	The amounts shown represent the value of unvested account balances under the supplemental 401(k) plan for events that would result in the accelerated vesting and payment of those benefits. Account balances under the supplemental 401(k) plan do not vest in full until an employee reaches age 62 (or age 55 with more than 15 years of service), except that vesting is accelerated upon disability, death and change in control of the company (so long as the participant is employed by the company on the date of the change in control). Unvested account balances are forfeited if the participant is terminated for any reason other than death or disability. If a participant is terminated for cause, he or she forfeits all vested and unvested account balances under the supplemental 401(k) plan. Distribution of account balances upon termination of employment, death, disability or change in control are made in a lump sum.

(5)	The amounts shown represent actual payments made to Mr. Yost upon his retirement as AmerisourceBergen’s Chief Executive Officer on July 1, 2011.

Stock Awards and Option Awards.    Our restricted stock, restricted stock unit and stock option awards include provisions that result in the vesting or forfeiture of awards depending on the reason for termination of employment. These provisions are as follows:

Reason for Termination	Unvested Awards	Impact on Expiration Date of Vested Options
Termination for Cause	Forfeit	Immediately upon termination
Voluntary Termination by Executive	Forfeit	3 months from date of termination
Termination without Cause	Forfeit	1 year from date of termination
Involuntary Termination by AmerisourceBergen within 2 Years of Change in Control	Restrictions Lapse on Stock/Options Vest	1 year from date of termination
Death	Restrictions Lapse on Stock/Forfeit Options	1 year from date of termination
Disability	Restrictions Lapse on Stock/Forfeit Options	1 year from date of termination
Retirement (for awards granted prior to August 10, 2004)	Forfeit	3 months from date of termination
Voluntary Retirement (for awards granted on or after August 10, 2004 but prior to February 19, 2009)	Forfeit	3 years from date of termination
Voluntary Retirement (for awards granted on or after February 19, 2009)	Restricted Stock, Restricted Stock Units and Options continue to vest to the extent and according to the schedule set forth in the applicable award agreement	Expires at the end of the stated term in the applicable award agreement

CERTAIN TRANSACTIONS

What is our policy with respect to transactions with related persons?

We have a written Related Persons Transactions Policy. The Audit and Corporate Responsibility Committee must approve or ratify any transaction, arrangement or relationship exceeding $120,000 in which the company and any related person has a direct or indirect material interest. This policy includes any series of transactions that exceeds $120,000 in the aggregate in any calendar year. Related persons include:

•	directors and nominees;

•	executive officers;

•	persons controlling more than 5% of our common stock;

•	the immediate family members of each of these individuals; and

•	a firm, corporation or other entity in which any of these individuals is employed or is a partner or principal or in which any of these individuals has more than 5% ownership interest.

Related persons must notify the General Counsel in advance of any proposed transaction with us. They must explain the principal features of the proposed transaction, including its potential value and benefit to us. The General Counsel will refer all proposed related person transactions exceeding $120,000 to the Audit and Corporate Responsibility Committee for review.

The Audit and Corporate Responsibility Committee will consider the proposed transaction at its next regularly scheduled meeting. In reviewing the proposed transaction, the committee will take into account those factors it considers appropriate, including the business reasons for the transaction and whether the terms of the transaction are fair to the company and no less favorable than would be provided by an unaffiliated third party. The committee will also consider, if applicable, whether the proposed transaction would impair the independence of a director or present an improper conflict of interest for directors, nominees or executive officers. Directors with an interest in any proposed transaction will not vote on the proposed transaction. The committee will review and approve annually any ongoing related person transactions.

What is our policy with regard to loans to directors or officers?

Our corporate governance principles prohibit us from making any personal loans or extensions of credit to directors or executive officers. We do not have any programs under which we extend loans to either directors or officers.

Transactions with Management

The stepfather of Mr. Collis’s wife is employed as an infrastructure planner for AmerisourceBergen. He received approximately $139,000 in compensation in fiscal year 2011. Mr. Neu’s wife is employed as a vice president of AmerisourceBergen. She received approximately $275,000 in compensation in fiscal year 2011. Compensation amounts for these individuals include salary, bonus and equity compensation, if applicable. The compensation for these individuals was established in accordance with our standard employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions.

ADVISORY VOTE ON THE COMPENSATION

OF OUR NAMED EXECUTIVE OFFICERS

(Item 3 on the Proxy Card)

What am I voting on?

You are voting on a proposal, commonly known as a “say-on-pay” proposal, which gives our stockholders the opportunity to endorse or not endorse our executive officer pay program and policies through the following resolution:

“RESOLVED, that the compensation paid to AmerisourceBergen’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders, including the Compensation Discussion and Analysis, executive compensation tables and related narrative discussion, is hereby APPROVED.”

What factors should I consider when voting on this proposal?

We urge you to consider the various factors regarding compensation matters as discussed in the Compensation Discussion and Analysis, beginning on page 22.

As discussed at length in the Compensation Discussion and Analysis, we believe that our executive compensation program is reasonable, competitive and strongly focused on pay for performance principles. We emphasize compensation opportunities that reward our executives when they deliver targeted financial results. The compensation of our named executive officers varies depending upon the achievement of pre-established performance goals, both individual and corporate. Through stock ownership requirements and equity incentives, we also align the interests of our executives with those of our stockholders and the long-term interests of AmerisourceBergen. Our executive compensation policies have enabled AmerisourceBergen to attract and retain talented and experienced senior executives and have benefited AmerisourceBergen over time. We believe that the fiscal year 2011 compensation of our named executive officers was appropriate and aligned with AmerisourceBergen’s fiscal year 2011 results and position for growth in future years.

Is this vote binding on the Board of Directors?

Because your vote is advisory, it will not be binding upon the Board of Directors. However, our Board of Directors values the opinions that our stockholders express in their votes and will take into account the outcome of the vote when considering future executive compensation arrangements as it deems appropriate.

How does the Board of Directors recommend that I vote?

We recommend that you vote For the advisory resolution approving the compensation of AmerisourceBergen’s named executive officers as described in this Proxy Statement.

BENEFICIAL OWNERSHIP OF COMMON STOCK

This table shows how much of our outstanding common stock is beneficially owned by each of the named executive officers, each of the directors and all directors and executive officers as a group as of November 30, 2011. The table also shows how much of our outstanding common stock is beneficially owned by owners of more than 5% of our outstanding common stock.

According to the rules adopted by the SEC, a person “beneficially owns” securities if the person has or shares the power to vote them or to direct their investment or has the right to acquire beneficial ownership of such securities within 60 days through the exercise of an option, warrant, right of conversion of a security or otherwise. Except as otherwise noted, the beneficial owners listed have sole voting and investment power with respect to the shares shown. An asterisk in the Percent of Class column indicates beneficial ownership of less than 1%, based on 259,244,745 shares of common stock outstanding as of the close of regular trading on the NYSE on November 30, 2011.

Name and Address of Beneficial Owner (1)	Title of Beneficial Owner	Aggregate Number of Shares Beneficially Owned (2)	Percent of Class
Steven H. Collis(3)	President and Chief Executive Officer and Director	1,091,679	*
Michael D. DiCandilo(3)	Executive Vice President and Chief Financial Officer	898,122	*
John G. Chou(3)	Executive Vice President, General Counsel and Secretary	211,305	*
Peyton R. Howell(3)	Senior Vice President Business Development, AmerisourceBergen Corporation, and President, AmerisourceBergen Consulting Services	191,864	*
David W. Neu(3)(5)	Senior Vice President, AmerisourceBergen Corporation, and President, AmerisourceBergen Drug Corporation	77,519	*
R. David Yost(3)	Retired Chief Executive Officer	1,996,565	*
Charles H. Cotros(4)	Director	44,120	*
Richard W. Gochnauer(4)	Director	36,062	*
Richard C. Gozon(4)	Director	173,245	*
Edward E. Hagenlocker(4)	Director	60,023	*
Jane E. Henney, M.D.(4)	Director	38,814	*
Kathleen W. Hyle(4)	Director	8,180	*
Michael J. Long(4)	Director	82,233	*
Henry W. McGee(4)	Director	84,350	*
All directors and executive		5,050,044	2%
officers as a group (16 people)(6)
Vanguard Group Inc.		15,754,371	6%
P.O. Box 2600 V26
Valley Forge, PA 19482-2600

*	Less than 1.0%

(1)	The address for each named executive officer and director is: AmerisourceBergen Corporation, 1300 Morris Drive, Chesterbrook, Pennsylvania 19087.

(2)	Based on information furnished to the company by the respective stockholders or obtained by the company from sources we believe are reliable. The company believes that, unless otherwise indicated, the beneficial owners have sole voting and investment power over the shares shown opposite their names.

(3)	Common stock and the percent of class listed as being beneficially owned by our named executive officers include outstanding options to purchase common stock which are exercisable within 60 days of November 30, 2011, as follows: Mr. Collis — 1,023,799 shares; Mr. DiCandilo — 803,244 shares; Mr. Chou — 153,696 shares; Ms. Howell — 160,405 shares; Mr. Neu — 27,187 shares; and Mr. Yost — 695,122 shares.

(4)	Common stock and the percent of class listed as being beneficially owned by our non-employee directors include outstanding options to purchase common stock which are exercisable within 60 days of November 30, 2011, as follows: Mr. Cotros — 17,867 shares; Mr. Gochnauer — 26,145 shares; Mr. Gozon — 130,161 shares; Mr. Hagenlocker — 50,171 shares; Dr. Henney — 13,281 shares; Ms. Hyle — 3,116 shares; Mr. Long — 64,571 shares; and Mr. McGee — 56,336 shares.

(5)	Includes outstanding options to purchase 6,626 shares of our common stock which are exercisable within 60 days of November 30, 2011 and 4,518 additional shares of our common stock held by Mr. Neu’s wife.

(6)	Includes all directors and executive officers, including the named executive officers.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of September 30, 2011 regarding all of our existing compensation plans pursuant to which equity securities are authorized for issuance to employees and non-employee directors.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	18,815,350	$24	23,533,348	(1)
Equity compensation plans not approved by security holders	—	N/A	—

Total	18,815,350	$24	23,533,348

(1)	Includes shares available for future issuances of stock and option awards under the AmerisourceBergen Corporation Equity Incentive Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers as well as persons who beneficially own more than 10 percent of our common stock to file with the SEC reports of ownership and changes in beneficial ownership of our common stock. Directors, executive officers and greater than 10 percent stockholders are required to furnish us with copies of all Section 16(a) forms they file. We believe that during fiscal year 2011 all of our directors and executive officers complied with these requirements, except as described below.

We take responsibility for filing Section 16(a) reports on behalf of our named executive officers, including Form 4 reports in connection with their annual equity grants. At a meeting held on February 16, 2011, our Compensation and Succession Planning Committee reviewed and approved annual restricted stock and stock option awards to our executive officers. We did not file in a timely manner the Form 4 reports for the restricted stock and stock option awards made to our executive officers on February 16, 2011.

AVAILABILITY OF FORM 10-K

Copies of our Annual Report on Form 10-K for the fiscal year ended September 30, 2011 (without exhibits or documents incorporated by reference therein), are available without charge to stockholders upon written request to the Corporate and Investor Relations Department, AmerisourceBergen Corporation, 1300 Morris Drive, Chesterbrook, Pennsylvania 19087, by calling (610) 727-7000 or via the Internet at www.amerisourcebergen.com.

REQUIREMENTS FOR SUBMISSION OF PROXY PROPOSALS,

NOMINATION OF DIRECTORS AND OTHER BUSINESS OF STOCKHOLDERS

Stockholder Proposals for Inclusion in the 2013 Proxy Statement.    Any proposal of a stockholder that is intended to be presented by such stockholder at AmerisourceBergen’s 2013 Annual Meeting of Stockholders must be received in writing by September 22, 2012 in order to be considered for inclusion in the 2013 Proxy Statement and the form of proxy relating to the 2013 meeting. All proposals should be submitted, along with proof of ownership of AmerisourceBergen common stock in accordance with Rule 14a-8(b)(2), to: John G. Chou, Secretary, AmerisourceBergen Corporation, 1300 Morris Drive, Chesterbrook, Pennsylvania 19087. Stockholder proposals must comply with SEC Rule 14a-8, Delaware law and our bylaws. Failure to deliver a proposal by these means may result in it not being deemed timely received.

Other Stockholder Proposals for Presentation at the 2013 Annual Meeting of Stockholders.    Stockholders of record who do not submit a proposal for inclusion in AmerisourceBergen’s proxy materials under SEC Rule 14a-8, but who instead intend to nominate a person for election as director or to introduce an item of business at the 2013 Annual Meeting of Stockholders must provide advance written notice to us in accordance with our bylaws. Our bylaws set forth the procedures that must be followed and the information that must be provided in order for a stockholder to nominate a person for election as director or to introduce an item of business at the 2013 Annual Meeting of Stockholders. We must receive notice of your intention to introduce a nomination or other item of business at the 2013 Annual Meeting of Stockholders no earlier than November 1, 2012 and no later than December 1, 2012. Such notice should be addressed to John G. Chou, Secretary, AmerisourceBergen Corporation, 1300 Morris Drive, Chesterbrook, Pennsylvania 19087 and must include the information set forth in our bylaws. You may obtain a copy of our bylaws upon request by writing to the Secretary at our principal executive offices. The proxy solicited by our Board of Directors for the 2013 Annual Meeting of Stockholders will confer discretionary authority with respect to any such proposal.

The Chairman of the 2013 Annual Meeting of Stockholders may refuse to allow the transaction of any business or acknowledge the nomination of any person not made in compliance with the procedures set forth for such matters in our bylaws.

Other Stockholder Communications.    Stockholder communications may be submitted at any time in writing to: John G. Chou, Secretary, AmerisourceBergen Corporation, 1300 Morris Drive, Chesterbrook, Pennsylvania 19087. Stockholder communications are communications from any stockholder to the Board of Directors, any committee or any director on matters that relate reasonably to their respective duties and responsibilities. Stockholder communications do not include stockholder proposals (discussed above) and stockholder recommendations for director nominee candidates (discussed under Process for Identifying and Evaluating Director Nominees and for Submitting Recommendations at page 18). AmerisourceBergen’s Secretary will determine, in his good faith judgment, which stockholder communications will be relayed to the Board of Directors, any committee or any director.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to annual meeting day.

INTERNET
http://www.proxyvoting.com/abc
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WO #	Fulfillment#
14518	14527
		▼ FOLD AND DETACH HERE ▼

The Board of Directors recommends a vote FOR Items 1, 2 and 3.	Please mark your votes as indicated in this example	☒

Item 1. ELECTION OF FOUR DIRECTORS.

Nominees:	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

1.1 Steven H. Collis	☐	☐	☐	Item 2. Ratification of appointment of independent registered public accountingfirm.	☐	☐	☐

1.2 Richard C. Gozon	☐	☐	☐		FOR	AGAINST	ABSTAIN

1.3 Kathleen W. Hyle	☐	☐	☐	Item 3. Advisory vote on the compensation of our named executive officers.	☐	☐	☐

1.4 Michael J. Long	☐	☐	☐	Item 4. Other Matters..

In their discretion, the proxies are authorized to vote up on such other matters as may properly come before the meeting or any adjournments thereof.

Mark Here for Address Change or Comments SEE REVERSE	☐

Note:     Please date this proxy, sign your name exactly as it appears hereon, and return it promptly using the enclosed postage paid envelope. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

You can now access your AmerisourceBergen Corporation account online.

Access your AmerisourceBergen Corporation account online via Investor ServiceDirect® (ISD).

The transfer agent for AmerisourceBergen Corporation makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form

Visit us on the web at www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the AmerisourceBergen Corporation 2012 Annual Meeting of Stockholders. The Proxy Statement and the 2011 Annual Report on Form 10-K are available at: http://www.proxyvoting.com/abc

▼  FOLD AND DETACH HERE  ▼

AMERISOURCEBERGEN CORPORATION

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

MARCH 1, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

KNOW ALL MEN BY THESE PRESENTS, that the undersigned stockholder of AMERISOURCEBERGEN CORPORATION, a Delaware corporation, does hereby constitute and appoint Steven H. Collis and John G. Chou, or any one of them, with full power to act alone and to designate substitutes, the true and lawful attorneys and proxies of the undersigned for and in the name and stead of the undersigned, to vote all shares of Common Stock of AMERISOURCEBERGEN CORPORATION which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the Four Seasons Hotel Philadelphia, One Logan Square, Philadelphia, Pennsylvania 19103, on March 1, 2012 at 3:30 p.m, . Eastern Time, and at any and all adjournments and postponements thereof, as follows:

THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3 AND WILL GRANT DISCRETIONARY AUTHORITY PURSUANT TO ITEM 4.

Address Change/Comments (Mark the corresponding box on the reverse side)
SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

	WO#	Fulfillment#
(Continued and to be marked, dated and signed, on the other side)	14518	14527